
APPENDIX A
================================================================================

                             AGREEMENT AND PLAN OF MERGER

                                     AMONG

                        VISTA RESOURCES PARTNERS, L.P.,

                            MIDLAND RESOURCES, INC.,

                         VISTA ENERGY RESOURCES, INC.,

                                      AND

                               MIDLAND MERGER CO.

                            DATED AS OF MAY 22, 1998

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                                       A-1
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                               TABLE OF CONTENTS

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ARTICLE 1

DEFINITIONS
1.1   Defined Terms.....................................................   A-7
1.2   References and Titles.............................................  A-13

ARTICLE 2

THE MERGER AND EXCHANGES
2.1   The Midland Merger................................................   A-14
2.2   Effect of the Midland Merger......................................   A-14
2.3   Certificates of Incorporation of Newco, Midland and Newco Sub.....   A-14
2.4   Bylaws............................................................   A-14
2.5   Directors.........................................................   A-14
2.6   Officers..........................................................   A-15
2.7   Effect on Securities..............................................   A-15
2.8   Vista Exchange Agreements.........................................   A-16
2.9   Adjustments.......................................................   A-17
2.10  Exchange of Certificates..........................................   A-17
2.11  Closing...........................................................   A-20
2.12  Effective Time of the Merger......................................   A-20
2.13  Shareholder Approvals Obtained....................................   A-20

ARTICLE 3

REPRESENTATIONS AND WARRANTIES
3.1   Representations and Warranties of Midland.........................   A-20
      (a)   Organization, Standing and Power............................   A-20
      (b)   Capital Structure...........................................   A-21
      (c)   Authority; No Violations; Consents and Approvals............   A-22
      (d)   SEC Documents...............................................   A-23
      (e)   Information Supplied........................................   A-23
      (f)   Absence of Certain Changes or Events........................   A-24
      (g)   No Undisclosed Material Liabilities.........................   A-24
      (h)   No Default..................................................   A-24
      (i)   Compliance with Applicable Laws.............................   A-24
      (j)   Litigation..................................................   A-25
      (k)   Taxes.......................................................   A-25
      (l)   Employee Benefit Matters....................................   A-27
      (m)   Labor Matters...............................................   A-28
      (n)   Intangible Property.........................................   A-29
      (o)   Environmental Matters.......................................   A-29
      (p)   Insurance...................................................   A-31
      (q)   Absence of Certain Changes or Events........................   A-31
      (r)   Governmental Regulation.....................................   A-32
      (s)   No Restrictions.............................................   A-32
      (t)   Audits and Settlements......................................   A-33
      (u)   Employment Contracts and Benefits...........................   A-33
      (v)   Accounts Receivable.........................................   A-33
      (w)   Title to Assets.............................................   A-33
      (x)   Midland Engineering Report..................................   A-33
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      (y)   Oil and Gas Operations......................................   A-34
      (z)   Hydrocarbon Sales and Purchase Agreements...................   A-34
      (aa)  Financial and Commodity Hedging.............................   A-35
      (bb)  Committed Capital Expenditures..............................   A-35
      (cc)  Business Relations..........................................   A-35
      (dd)  Books and Records...........................................   A-35
      (ee)  Brokers.....................................................   A-35
      (ff)  Vote Required...............................................   A-36
      (gg)  Disclosure and Investigation................................   A-36
      (hh)  Fairness Opinion............................................   A-36
3.2   Representations and Warranties of Vista...........................   A-36
      (a)   Organization, Standing and Power............................   A-36
      (b)   Capital Structure...........................................   A-36
      (c)   Authority; No Violations; Consents and Approvals............   A-37
      (d)   Financial Statements and Material Agreements................   A-38
      (e)   Information Supplied........................................   A-38
      (f)   Absence of Certain Changes or Events........................   A-38
      (g)   No Undisclosed Material Liabilities.........................   A-38
      (h)   No Default..................................................   A-39
      (i)   Compliance with Applicable Laws.............................   A-39
      (j)   Litigation..................................................   A-39
      (k)   Taxes.......................................................   A-39
      (l)   Employee Benefit Matters....................................   A-41
      (m)   Labor Matters...............................................   A-42
      (n)   Intangible Property.........................................   A-43
      (o)   Environmental Matters.......................................   A-43
      (p)   Insurance...................................................   A-44
      (q)   Absence of Certain Changes or Events........................   A-44
      (r)   Governmental Regulation.....................................   A-45
      (s)   No Restrictions.............................................   A-45
      (t)   Audits and Settlements......................................   A-46
      (u)   Employment Contracts and Benefits...........................   A-46
      (v)   Accounts Receivable.........................................   A-46
      (w)   Title to Assets.............................................   A-46
      (x)   Vista Engineering Report....................................   A-46
      (y)   Oil and Gas Operations......................................   A-47
      (z)   Hydrocarbon Sales and Purchase Agreements...................   A-47
      (aa)  Financial and Commodity Hedging.............................   A-48
      (bb)  Committed Capital Expenditures..............................   A-48
      (cc)  Business Relations..........................................   A-48
      (dd)  Books and Records...........................................   A-48
      (ee)  Brokers.....................................................   A-49
      (ff)  Disclosure and Investigation................................   A-49
3.3   Representations and Warranties of Newco and Merger Sub............   A-49
      (a)   Organization, Standing and Corporate Power..................   A-49
      (b)   Capital Structure...........................................   A-49
      (c)   Authority; No Violations; Consents and Approvals............   A-50
      (d)   No Prior Activities.........................................   A-50
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ARTICLE 4

COVENANTS
4.1   Conduct of Business by Vista and Midland Pending Closing..........   A-50
4.2   Access to Assets, Personnel, and Information......................   A-53
4.3   No Solicitation by Midland........................................   A-55
4.4   No Solicitation by Vista..........................................   A-56
4.5   Midland Shareholders Meeting......................................   A-56
4.6   S-4 and Proxy Statement...........................................   A-57
4.7   Stock Exchange Listing............................................   A-58
4.8   Additional Arrangements...........................................   A-58
4.9   Agreements of Rule 145 Affiliates.................................   A-58
4.10  Public Announcements..............................................   A-58
4.11  Notification of Certain Matters...................................   A-59
4.12  Payment of Expenses...............................................   A-59
4.13  Indemnification...................................................   A-59
4.14  Indemnification Agreements........................................   A-60
4.15  Registration of Shares to be Issued Pursuant to Stock Options.....   A-60
4.16  Registration Rights Agreement.....................................   A-60
4.17  Resignations of Officers and Directors of Midland.................   A-61
4.18  Newco Long-Term Incentive Plan....................................   A-61
4.19  Midland Option Exercise Agreements................................   A-61
4.20  Transactions with Affiliates......................................   A-61

ARTICLE 5

CONDITIONS
5.1   Conditions to Each Party's Obligation to Effect the Merger........   A-61
      (a)   Shareholder Approval........................................   A-61
      (b)   Fairness Opinion............................................   A-61
      (c)   Tax Opinion.................................................   A-61
      (d)   Exchange Listing............................................   A-61
      (e)   Other Approvals.............................................   A-61
      (f)   Securities Law Matters......................................   A-62
      (g)   No Injunctions or Restraints................................   A-62
5.2   Conditions of Obligations of Vista, Newco, and Merger Sub.........   A-62
      (a)   Representations and Warranties..............................   A-62
      (b)   Performance of Covenants and Agreements.....................   A-62
      (c)   Comfort Letter..............................................   A-62
      (d)   Dissenters' Rights..........................................   A-62
      (e)   Legal Opinion...............................................   A-62
      (f)   No Adverse Change...........................................   A-62
      (g)   Midland Option Exercise Agreements..........................   A-63
5.3   Conditions of Obligations of Midland..............................   A-63
      (a)   Representations and Warranties..............................   A-63
      (b)   Performance of Covenants and Agreements.....................   A-63
      (c)   Legal Opinion...............................................   A-63
      (d)   Comfort Letter..............................................   A-63
      (e)   No Adverse Change...........................................   A-63
      (f)   Exchange Agreements.........................................   A-63
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                                       A-4
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ARTICLE 6

TERMINATION
6.1   Termination Rights................................................   A-64
6.2   Effect of Termination.............................................   A-65

ARTICLE 7

MISCELLANEOUS
7.1   Amendment.........................................................   A-65
7.2   Extension; Waiver.................................................   A-65
7.3   Nonsurvival of Representations, Warranties, Covenants, and
      Agreements........................................................   A-65
7.4   Notices...........................................................   A-65
7.5   Counterparts......................................................   A-66
7.6   Severability......................................................   A-66
7.7   Entire Agreement; No Third Party Beneficiaries....................   A-66
7.8   Applicable Law....................................................   A-66
7.9   No Remedy in Certain Circumstances................................   A-66
7.10  Enforcement of Agreement..........................................   A-66
7.11  Assignment........................................................   A-67
7.12  Waivers...........................................................   A-67
7.13  Certain Provisions Inapplicable...................................   A-67
7.14  Termination of Letter of Intent and Confidentiality Agreement.....   A-67
EXHIBITS:
  Exhibit A          -- Form of Midland Exchange Agreement
  Exhibit B          -- Form of Midland Voting Agreement
  Exhibit C          -- Form of Newco Warrant
  Exhibit D          -- Form of Midland Option Exercise Agreement
  Exhibit E          -- Form of Vista Exchange Agreement
  Exhibit 3.3(a)     -- Newco Certificate of Incorporation and Bylaws
  Exhibit 4.9(a)     -- Form of Vista Affiliate's Agreement
  Exhibit 4.9(b)     -- Form of Midland Affiliate's Agreement
                     -- Form of Indemnification Agreement for Vista Officers and
  Exhibit 4.14(a)       Directors
                     -- Form of Indemnification Agreement for Midland Officers
  Exhibit 4.14(b)       and Directors
  Exhibit 4.16(a)    -- Form of Vista Registration Rights Agreement
  Exhibit 4.16(b)    -- Form of Midland Registration Rights Agreement
  Exhibit 4.17(a)    -- Form of Termination Agreement for Howard E. Ehler
  Exhibit 4.17(b)    -- Form of Termination Agreement for Marilyn D. Wade
  Exhibit 4.18       -- Form of Newco Long-Term Incentive Plan
  Exhibit 5.2(e)(i)  -- Midland Legal Opinion
  Exhibit            -- Midland 10b-5 Letter
     5.2(e)(ii)
  Exhibit 5.3(c)(i)  -- Vista Legal Opinion
  Exhibit            -- Vista 10b-5 Letter
     5.3(c)(ii)


DISCLOSURE SCHEDULES:
  Midland Disclosure Schedule
  Vista Disclosure Schedule

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into, effective as of May 22, 1998, by and among Vista Resources Partners, L.P., a Texas limited partnership ("Vista"), Midland Resources, Inc., a Texas corporation ("Midland"), Vista Energy Resources, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Vista ("Newco"), and Midland Merger Co., a Texas corporation and a direct wholly-owned subsidiary of Newco ("Merger Sub").

                                    RECITALS

     A. Vista and Midland have determined to engage in a strategic business combination.

     B. In furtherance thereof, Vista Resources I, Inc., the sole general partner of Vista (the "General Partner"), has approved this Agreement and the exchange (the "Vista GP Exchange") of shares of Newco common stock, $.01 par value per share ("Newco Common Stock"), and warrants that are exercisable for shares of Newco Common Stock ("Newco Warrants") for all of the outstanding shares of common stock, $.01 par value per share, of the General Partner (the "GP Common Stock") and the exchange (the "Vista LP Exchange" and, together with the Vista GP Exchange, the "Vista Exchange") of shares of Newco Common Stock and Newco Warrants for all of the outstanding Partnership Interests (as hereinafter defined).

     C. Contemporaneously with the execution and delivery of this Agreement, Newco and each holder of a Midland Exchange Stock Option has entered into a Midland Exchange Agreement pursuant to which such holder has agreed to exchange (the "Midland Exchange") his Midland Exchange Stock Options for Newco Warrants.

     D. In furtherance thereof, the respective Boards of Directors of Merger Sub and Midland have approved this Agreement and the merger of Merger Sub with and into Midland, with Midland being the surviving corporation (the "Midland Merger").

     E. In furtherance thereof, the Board of Directors of Newco has approved the contribution of the Partnership Interests received by it pursuant to the Vista LP Exchange to Vista LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Newco ("Newco LLC"), effective immediately after the Midland Merger and the Vista Exchange (the "Newco Contribution").

     F. The respective Boards of Directors of Newco, Merger Sub and Midland have determined that it is in the best interests of their respective shareholders or stockholders (hereinafter referred to as "shareholders"), and the General Partner has determined that it is in the best interests of the limited partners of Vista, for the Midland Merger and the Vista Exchange to be effected upon the terms and subject to the conditions of this Agreement.

     G. For federal income tax purposes, it is intended that (a) the Vista Exchange shall qualify as a transfer within the meaning of Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"), (b) the Midland Merger and the Midland Exchange shall qualify as a reorganization within the meaning of
Section 368(a) of the Code, and (c) this Agreement be, and is adopted as, a plan of reorganization within the meaning of Treasury Regulation Section 1.368-1(c).

     H. Contemporaneously with the execution and delivery of this Agreement, Newco and each of Deas H. Warley III, Howard E. Ehler, Robert R. Donnelly, Sam
R. Brock, Wayne M. Whitaker, John Q. Adams and Darrell M. Dillard have entered into separate Midland Voting Agreements (as hereinafter defined).

     I. Vista, Newco, Merger Sub and Midland desire to make certain representations, warranties, covenants and agreements in connection with the Midland Merger and the Vista Exchange and also to prescribe various conditions to the Midland Merger and the Vista Exchange.

     NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

     1.1 DEFINED TERMS. As used in this Agreement, each of the following terms has the meaning given in this Section or in the Sections referred to below:

     "Affiliate" means, with respect to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with such Person. For purposes of this definition and this Agreement, the term "control" (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person.

     "Affiliate Agreement" has the meaning specified in Section 4.9.

     "Agreement" means this Agreement and Plan of Merger, as amended, supplemented, or modified from time to time.

     "Agreement of Limited Partnership" means the Agreement of Limited Partnership for Vista dated as of September 26, 1995, by and among the General Partner and the persons who have executed such agreement as limited partners.

     "AMEX" means the American Stock Exchange or any successor thereto.

     "Audited Financial Statements" has the meaning specified in Section 3.2(d).

     "Closing" means the closing of the Midland Merger, the Midland Exchange and the Vista Exchange and the consummation of the other transactions contemplated by this Agreement.

     "Closing Date" means the date on which the Closing occurs, which date shall be the first business day following the day on which all of the conditions provided for in Article 5 have been satisfied or waived as provided therein (or such later date as is mutually agreed upon by the parties).

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Defensible Title" means good and defensible right, title, and interest that is (a) evidenced by an instrument or instruments filed of record in accordance with the conveyance and recording laws of the applicable jurisdiction to the extent necessary to prevail against competing claims of bona fide purchasers for value without notice and (b) subject to Permitted Encumbrances, free and clear of all Liens, claims, infringements, burdens, or other defects.

     "DGCL" means the Delaware General Corporation Law, as amended.

     "Effective Time" has the meaning specified in Section 2.12.

     "Environmental Laws" has the meaning specified in Section 3.1(o)(i).

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Excess Shares" has the meaning specified in Section 2.10(e)(ii).

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Exchange Agent" shall mean such agent as is reasonably satisfactory to Newco and Midland.

     "Exchange Fund" has the meaning specified in Section 2.10(a).

     "Financial Statements" has the meaning specified in Section 3.2(d).

     "First Union" has the meaning specified in Section 3.1(ee).

     "Fully Diluted Basis" means as of the date of the calculation thereof the sum of (a) the number of shares of Newco Common Stock then issued and outstanding immediately after the Effective Time, plus (b) the number of shares of Newco Common Stock, if any, issued after the Effective Time as a result of the exercise of any Midland Stock Options (other than Midland Exchange Stock Options), plus (c) the number of shares of Newco Common Stock issuable, whether at such time or upon the passage of time or the occurrence of future events, upon exercise, conversion or exchange of all Midland Exercisable Warrants outstanding as of the close of business on the trading day immediately preceding the second business day immediately prior to the Closing Date.

     "GAAP" has the meaning specified in Section 3.1(d).

     "General Partner" means has the meaning specified in the Recitals hereto.

     "Governmental Action" means any authorization, application, approval, consent, exemption. filing, license, notice, registration, permit, or other requirement of, to, or with any Governmental Entity.

     "Governmental Entity" has the meaning specified in Section 3.1(c)(iii).

     "GP Certificate" means a certificate representing shares of GP Common
Stock.

     "GP Common Stock" has the meaning specified in the Recitals hereto.

     "Hazardous Materials" has the meaning specified in Section 3.1(o)(ii).

     "Hydrocarbon Agreement" means any of the Hydrocarbon Sales Agreements, the Hydrocarbon Purchase Agreements, and the Hydrocarbon Support Agreements.

     "Hydrocarbon Purchase Agreement" means any material sales agreement, purchase contract, or marketing agreement that is currently in effect and under which Midland or any of its Subsidiaries (or Vista or Vista Sub, as applicable) is a buyer of Hydrocarbons for resale (other than purchase agreements entered into in the ordinary course of business with a term of three months or less, terminable without penalty on 30 days' notice or less, which provide for a price not greater than the market value price that would be paid pursuant to an arm's-length contract for the same term with an unaffiliated third-party seller, and which do not obligate the purchaser to take any specified quantity of Hydrocarbons or to pay for any deficiencies in quantities of Hydrocarbons not taken).

     "Hydrocarbon Sales Agreement" means any material sales agreement, purchase contract, or marketing agreement that is currently in effect and under which Midland or any of its Subsidiaries (or Vista or Vista Sub, as applicable) is a seller of Hydrocarbons (other than "spot" sales agreements entered into in the ordinary course of business with a term of three months or less, terminable without penalty on 30 days' notice or less, and which provide for a price not less than the market value price that would be received pursuant to an arm's-length contract for the same term with an unaffiliated third party purchaser).

     "Hydrocarbon Support Agreement" means any gathering, transportation, treatment, compression, processing, or similar agreement that is currently in effect and to which Midland or any of its Subsidiaries (or Vista or Vista Sub, as applicable) is a party (other than gathering, transportation, treatment, compression, processing, and similar agreements that have been entered into in the ordinary course of business and which contain market value prices and terms of the type found in gathering, transportation, treatment, compression, processing, and similar agreements entered into between unaffiliated parties in arm's length transactions).

     "Hydrocarbons" means oil, condensate, gas, casinghead gas, and other liquid or gaseous hydrocarbons.

     "Indemnification Agreement" has the meaning specified in Section 4.14.

     "IRS" means the Internal Revenue Service.

     "Lien" means any lien, trust, mortgage, security interest, pledge, deposit, production payment, restriction, burden, claim, charge, detriment, option, encumbrance, voting agreement, preemptive right, shareholder agreement, rights of a vendor under any title retention or conditional sale agreement, or lease or other arrangement substantially equivalent to any of the foregoing.

     "Material Adverse Change" has the meaning specified in Section 3.1(a).

     "Material Adverse Effect" has the meaning specified in Section 3.1(a).

     "Merger Sub" means Midland Merger Co., a Texas corporation and a direct wholly-owned subsidiary of Newco.

     "Midland" means Midland Resources, Inc., a Texas corporation.

     "Midland Acquisition Proposal" has the meaning specified in Section 4.3(b).

     "Midland Articles of Merger" has the meaning specified in Section 2.12.

     "Midland Benefit Program or Agreement" has the meaning specified in
Section 3.1(l).

     "Midland Certificate" means a certificate representing shares of Midland Common Stock.

     "Midland Common Stock" means the common stock, par value $.001 per share, of Midland.

     "Midland Common Stock Warrant" means all Midland Stock Equivalents other than the Midland Stock Options and Midland Warrants.

     "Midland Conversion Number" means one.

     "Midland Engineering Report" means the oil and gas reserve engineering report concerning the Oil and Gas Interests of Midland as of January 1, 1998 prepared by Williamson Petroleum Consultants, Inc., and provided to Vista by or on behalf of Midland.

     "Midland Exchange" has the meaning specified in the Recitals hereto.

     "Midland Exchange Agreement" means an Exchange Agreement in the form and substance of Exhibit A hereto.

     "Midland Exchange Stock Options" has the meaning set forth in Section 2.7(b)(v).

     "Midland Exercisable Warrants" means all Midland Common Stock Warrants that have an exercise price per share of Midland Common Stock that is equal to or less than the closing price for a share of Midland Common Stock, as reported on AMEX, on any of the five trading days immediately preceding the second business day immediately prior to the Closing Date.

     "Midland Financial Statements" has the meaning specified in Section 3.1(d).

     "Midland Group" has the meaning specified in Section 3.1(l).

     "Midland Indemnified Parties" has the meaning specified in Section 4.13(a).

     "Midland Intangible Property" has the meaning set forth in Section 3.1(n).

     "Midland Litigation" has the meaning set forth in Section 3.1(j).

     "Midland Material Agreement" means (a) any written or oral agreement, contract, commitment, or understanding to which Midland or any of its Subsidiaries is a party, by which Midland is directly or indirectly bound, or to which any asset of Midland or any of its Subsidiaries may be subject, the termination or breach of which, individually or in the aggregate, would have or could reasonably be expected to have a Material Adverse Effect on Midland or (b) any instrument defining the rights of security holders, including an indenture, or material contract that is required by Item 601 of Regulation S-K to be filed with the SEC as an exhibit to Midland's Annual Report on Form 10-K for the year ended December 31, 1997.

     "Midland Meeting" means the meeting of the shareholders of Midland called for the purpose of voting on the proposal to approve this Agreement and the Midland Merger.

     "Midland Merger" has the meaning specified in the Recitals hereto.

     "Midland Option Exercise Agreement" means an Option Exercise Agreement in the form and substance of Exhibit D hereto.

     "Midland Order" has the meaning specified in Section 3.1(j).

     "Midland Permits" has the meaning specified in Section 3.1(i).

     "Midland Plan" has the meaning specified in Section 3.1(l).

     "Midland Preferred Stock" has the meaning set forth in Section 3.1(b).

     "Midland Registration Rights Agreement" has the meaning specified in
Section 4.16(b).

     "Midland SEC Documents" has the meaning specified in Section 3.1(d).

     "Midland Stock Equivalents" means all rights, warrants (including the Midland Warrants and Midland Common Stock Warrant), options (including the Midland Stock Options) convertible securities or indebtedness, exchangeable securities or other instruments, or other rights that (a) are outstanding immediately after the Effective Time, (b) immediately prior to the Effective Time, were exercisable for or convertible or exchangeable into, directly or indirectly, shares of Midland Common Stock at the time of issuance or upon the passage of time or occurrence of some future event and (c) immediately after the Effective Time, are exercisable for or convertible or exchangeable into, directly or indirectly, shares of Newco Common Stock upon the passage of time or occurrence of some future event.

     "Midland Stock Option" means an issued and outstanding option to acquire shares of Midland Common Stock granted pursuant to any of the Midland Stock Plans.

     "Midland Stock Plans" has the meaning specified in Section 3.1(b).

     "Midland Voting Agreement" means a Voting Agreement and Irrevocable Proxy in the form and substance of Exhibit B hereto.

     "Midland Warrant" means the warrants issued and outstanding under that certain Warrant Agreement dated as of November 1, 1990 by and between Midland and Stock Transfer Company of America, Inc.

     "MM Surviving Corporation" has the meaning specified in Section 2.2.

     "Nasdaq" means the Nasdaq National Market.

     "Newco" means Vista Energy Resources, Inc., a Delaware corporation.

     "Newco Common Stock" has the meaning specified in the Recitals hereto.

     "Newco Contribution" has the meaning specified in the Recitals hereto.

     "Newco Director Nominee" has the meaning specified in Section 2.5.

     "Newco LLC" has the meaning specified in the Recitals hereto.

     "Newco Long-Term Incentive Plan" has the meaning specified in Section 4.18.

     "Newco Stock Certificate" means a certificate representing shares of Newco Common Stock.

     "Newco Warrant" means a warrant that is exercisable for shares of Newco Common Stock and which is evidenced by an agreement in the form and substance of Exhibit C hereto.

     "Oil and Gas Interests" means direct and indirect interests in and rights with respect to oil, gas, mineral, and related properties and assets of any kind and nature, direct or indirect, including working, royalty, and overriding royalty interests, production payments, operating rights, net profits interests, other nonworking interests, and nonoperating interests; all interests in and rights with respect to Hydrocarbons and other minerals or revenues therefrom and all contracts in connection therewith and claims and rights thereto (including all oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange, and processing contracts and agreements, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations, and concessions; all easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and all interests in equipment and machinery (including well equipment and machinery), oil and gas production, gathering, transmission, treating, processing, and storage facilities (including tanks, tank batteries, pipelines, and gathering systems), pumps, water injection facilities, electric plants, gasoline and gas processing plants,
                                       A-10
refineries, and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing. References in this Agreement to "Oil and Gas Interests" of a specified Person means the collective Oil and Gas Interests of such Person and its Subsidiaries.

     "Party" has the meaning specified in Section 4.1.

     "Partnership Interest" (and correlatives thereof) means, with respect to a limited partner of Vista, each 1% interest in Vista based on sharing ratios held, or to be held, of record by a limited partner as of the date of determination.

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "Permitted Encumbrances" means (a) Liens for Taxes, assessments, or other governmental charges or levies if the same shall not at the particular time in question be due and delinquent or (if foreclosure, distraint, sale, or other similar proceedings shall not have been commenced or, if commenced, shall have been stayed) are being contested in good faith by appropriate proceedings and if a specified Person or any of its Subsidiaries shall have set aside on its books such reserves segregated to the extent required by sound accounting practices) as may be required by GAAP or otherwise determined by its board of directors or general partner to be adequate with respect thereto, (b) Liens of carriers, warehousemen, mechanics, laborers, materialmen, landlords, vendors, workmen, and operators arising by operation of law in the ordinary course of business or by a written agreement existing as of the date hereof and necessary or incident to the exploration, development, operation, and maintenance of Hydrocarbon properties and related facilities and assets for sums not yet due or being contested in good faith by appropriate proceedings, if such Person or any of its Subsidiaries shall have set aside on its books such reserves (segregated to the extent required by sound accounting practices) as may be required by GAAP or otherwise determined by its board of directors or general partner to be adequate with respect thereto, (c) Liens incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance, and other social security legislation (other than ERISA), (d) Liens incurred in the ordinary course of business to secure the performance of bids, tenders, trade contracts, leases (statutory only), statutory obligations, surety and appeal bonds, performance and return-of-money bonds, and other obligations of a like nature,
(e) Liens, easements, rights-of-way, restrictions, servitudes, permits, conditions, covenants, exceptions, reservations, and other similar encumbrances incurred in the ordinary course of business or existing on property and not in the aggregate materially impairing the value of the assets of such Person or any of its Subsidiaries or interfering with the ordinary conduct of such Person or any of its Subsidiaries' business or rights to its assets, (f) Liens arising pursuant to Section 9.319 of the Texas Business and Commerce Code and all other similar Liens created or arising by operation of law to secure a party's obligations as a purchaser of oil and gas, (g) all rights to consent by, required notices to, filings with, or other actions by Governmental Entities to the extent customarily obtained subsequent to the Closing for transactions similar to the Midland Merger and the Vista Exchange, (h) farmout, carried working interest, joint operating, unitization, hedging agreements, royalty, overriding royalty, sales, and similar agreements relating to the exploration or development of, or production from, Hydrocarbon properties entered into in the ordinary course of business and not in violation of Section 4.1, (i) any defects, irregularities, or deficiencies in title to easements, rights-of-way, or other surface use agreements that do not have a Material Adverse Effect on the value of any asset of such Person or any of its Subsidiaries, (j) preferential rights to purchase and Third-Party Consents that would not be activated or triggered by either the Midland Merger or the Vista Exchange and the other transactions contemplated by this Agreement, (k) Liens approved in writing by or on behalf of Vista, (l) in the case of Vista, Liens and security interests securing Vista's senior credit facility and (m) in the case of Midland, Liens and security interests securing Midland's senior credit facility.

     "Person" means any natural person, corporation, limited or general partnership, limited liability company, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust, or other entity or organization, whether or not a Governmental Entity.

     "Providing Party" has the meaning specified in Section 4.2.

     "Proxy Statement" has the meaning specified in Section 3.1(c)(iii).

     "Release" has the meaning specified in Section 3.1(o)(iii).

     "Remedial Action" has the meaning set forth in Section 3.1(o)(iv).

     "Representative" means, with respect to any Person, any director, officer, general partner, employee, agent, advisor (including legal, accounting, and financial advisors), Affiliate, or other representative of such Person or any of its Subsidiaries.

     "Requesting Party" has the meaning specified in Section 4.2.

     "Responsible Officer" means, with respect to any corporation, the President, the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, or any Vice President or other member of executive management of such corporation.

     "Rule 145 Affiliates" has the meaning specified in Section 4.9.

     "S-4" means the Registration Statement on Form S-4 to be filed by Newco in connection with the issuance of Newco Common Stock pursuant to the Midland Merger.

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933.

     "Subsidiary" (and correlatives thereof) means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (a) such Person or any other Subsidiary of such Person is a general partner or (b) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is, directly or indirectly, owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and any one or more of its Subsidiaries.

     "Tax" (and, with correlative meaning, "Taxes") has the meaning specified in
Section 3.1(k).

     "Tax Returns" has the meaning specified in Section 3.1(k).

     "TBCA" means the Texas Business Corporation Act, as amended.

     "Termination Agreement" has the meaning specified in Section 4.17.

     "Texas Secretary of State" means the Secretary of State of the State of Texas.

     "Third-Party Consent" means the consent or approval of any Person other than Vista, Midland, Newco, Merger Sub, or any of their respective Subsidiaries, or any Governmental Entity.

     "Vista" means Vista Resources Partners, L.P., a Texas limited partnership.

     "Vista Acquisition Proposal" has the meaning specified in Section 4.4(b).

     "Vista Benefit Program or Agreement" has the meaning specified in Section 3.2(l).

     "Vista Disclosure Schedule" means the Vista Disclosure Schedule attached hereto and any documents listed on such Vista Disclosure Schedule and expressly incorporated therein by reference, true and correct copies of which have been delivered to Midland.

     "Vista Engineering Report" means the oil and gas reserve engineering report concerning the Oil and Gas Interests of Vista as of January 1, 1998 prepared by Williamson Petroleum Consultants, Inc., and provided to Midland by or on behalf of Vista.

     "Vista Exchange" has the meaning specified in the Recitals hereto.

     "Vista Exchange Agreement" means an Exchange Agreement in the form and substance of Exhibit E hereto.

     "Vista GP Conversion Stock Number" means 1.60089817, as such number may be changed pursuant to Section 2.8.

     "Vista GP Conversion Warrant Number" means 1.16511028, as such number may be changed pursuant to Section 2.8.

     "Vista GP Exchange" has the meaning specified in the Recitals hereto.

     "Vista Group" has the meaning specified in Section 3.2(l).

     "Vista Indemnified Parties" has the meaning specified in Section 4.13(b).

     "Vista Intangible Property" has the meaning specified in Section 3.2(n).

     "Vista Litigation" has the meaning specified in Section 3.2(j).

     "Vista LP Conversion Stock Number" means 117,674.06, as such number may be changed pursuant to Section 2.8.

     "Vista LP Conversion Warrant Number" means 85,641.46, as such number may be changed pursuant to Section 2.8.

     "Vista LP Exchange" has the meaning set forth in the Recitals hereto.

     "Vista Material Agreement" means any instrument defining the rights of security holders, including an indenture, or material contract that would be required by Item 601 of Regulation S-K to be filed by Vista with the SEC if Vista were subject to the periodic reporting requirements of Section 12(b), 12(g), or 15(d) of the Exchange Act.

     "Vista Order" has the meaning specified in Section 3.2(j).

     "Vista Permits" has the meaning specified in Section 3.2(i).

     "Vista Plan" has the meaning specified in Section 3.2(l).

     "Vista Registration Rights Agreement" has the meaning specified in Section 4.16(a).

     "Vista Sub" means Vista Resources, Inc., a Texas corporation and a direct wholly-owned subsidiary of Vista.

     "Voting Debt" has the meaning specified in Section 3.1(b).

     1.2 REFERENCES AND TITLES. All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections, and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections, and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections, or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections, or other subdivisions, and shall be disregarded in construing the language contained in such subdivisions. The words "this Agreement," "herein," "hereby," "hereunder," and "hereof," and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words "this Section" and "this subsection," and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word "or" is not exclusive, and the word "including" (in its various forms) means "including without limitation." Pronouns in masculine, feminine, or neuter genders shall be construed to state and include any other gender, and words, terms, and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires.

     As used in the representations and warranties contained in this Agreement, the phrase "to the knowledge of" shall mean, with respect to a specified representing party, that the Responsible Officers of such representing party, individually or collectively, have conducted such investigations and inquiries that they reasonably believe to be most likely to confirm the truth and accuracy of the matter being represented and warranted (or have caused such investigations and inquiries to be made under their supervision) and, after evaluating the findings of such investigations and inquiries, either (a) know that the matter being represented and warranted is true and accurate or (b) have no reason to believe that the matter being represented and warranted is not true and accurate.

                                   ARTICLE 2

                            THE MERGER AND EXCHANGES

     2.1 THE MIDLAND MERGER. Subject to the terms and conditions set forth in this Agreement, at the Effective Time (as hereinafter defined) Merger Sub shall be merged with and into Midland in accordance with the provisions of this Agreement and in accordance with the TBCA.

     2.2 EFFECT OF THE MIDLAND MERGER. Upon the effectiveness of the Midland Merger, the separate existence of Merger Sub shall cease and Midland, as the surviving corporation in the Midland Merger (the "MM Surviving Corporation"), shall continue its corporate existence under the laws of the State of Texas. The Midland Merger shall have the effects specified in the TBCA.

     2.3 CERTIFICATES OF INCORPORATION OF NEWCO, MIDLAND AND NEWCO SUB. The Articles of Incorporation of Midland, as in effect immediately prior to the Effective Time (as hereinafter defined) shall be the Articles of Incorporation of the MM Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable law.

     2.4 BYLAWS. The Bylaws of Merger Sub in effect immediately prior to the Midland Merger shall be the bylaws of the MM Surviving Corporation, until thereafter amended in accordance with its terms and as provided by applicable law. Newco and Merger Sub have delivered true and correct copies of their Bylaws to each of Vista and Midland.

     2.5 DIRECTORS. Immediately prior to the Closing, Vista shall take such action as may be necessary as the then sole shareholder of Newco so as to cause the directors of Newco at the Effective Time to be as set forth below:

         C. Randall Hill
         Steven D. Gray
         Kenneth A. Hersh
         David R. Albin
         John S. Foster
         Midland representative to be named by Midland's Board of Directors prior to Closing Date

     Vista as set forth in this Section 2.5 shall have the right to initially nominate eight of the nine directors and Midland shall have the right to initially nominate one of the nine directors who shall serve as directors of Newco commencing as of the Effective Time. Each nominee for director of Newco identified as such above (a "Newco Director Nominee") will hold office until the 1999 annual meeting of Newco, and in all cases, until his or her respective successor is duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation or Bylaws of Newco, or as otherwise provided by applicable law. If prior to the Effective Time a Newco Director Nominee selected by Vista or Midland shall decline or be unable to serve as a director of Newco or whose nomination shall be withdrawn by Vista or Midland, as applicable, then Vista or Midland, as appropriate, shall be entitled to nominate a replacement for such Newco Director Nominee, who shall thereafter become a Newco Director Nominee, provided that such person shall be reasonably acceptable to each of the other parties to this Agreement and this Agreement shall be amended by the parties to the extent necessary to reflect such action.

     The directors of the MM Surviving Corporation shall be the same as the directors of Newco set forth in this Section 2.5.

     2.6 OFFICERS. The initial senior executive officers of Newco immediately following the Effective Time shall be as set forth below:

C. Randall Hill.............................  Chairman, Chief Executive Officer,
                                              Chief Financial Officer, Treasurer
                                              and Assistant Secretary
Steven D. Gray..............................  President, Assistant Treasurer and
                                              Assistant Secretary
R. Cory Richards............................  Executive Vice President --
                                              Exploration and Secretary

     Each such officer of Newco will hold office from the Effective Time until his respective successor is duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation or Bylaws of Newco, or as otherwise provided by applicable law. The names, titles, and responsibilities of the other individuals who initially will hold officerships with Newco shall be determined by Vista prior to the Effective Time, and the election of those persons shall be considered by the Board of Directors of Newco immediately following the Effective Time.

     The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the MM Surviving Corporation until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation or Bylaws of the MM Surviving Corporation, or as otherwise provided by applicable law.

     2.7 EFFECT ON SECURITIES.

          (a) MERGER SUB STOCK. At the Effective Time, by virtue of the Midland Merger and without any action on the part of any holder thereof, each share of Merger Sub Common Stock outstanding immediately prior to the Effective Time shall be converted into and shall become one validly issued, fully paid, and nonassessable share of common stock, par value $.01 per share, of the MM Surviving Corporation.

          (b) MIDLAND SECURITIES.

             (i) CONVERSION. At the Effective Time, by virtue of the Midland Merger and without any action on the part of any holder thereof (but subject to the provisions of Section 2.10(e)), all shares of Midland Common Stock that are issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive shares of Newco Common Stock, with each such share of Midland Common Stock being converted into a number of shares of Newco Common Stock equal to the Midland Conversion Number. Each such share of Midland Common Stock, when so converted, shall automatically be cancelled and retired, shall cease to exist, and shall no longer be outstanding; and the holder of any certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Newco Common Stock to be issued in exchange therefor (along with any cash in lieu of fractional shares of Newco Common Stock as provided in Section 2.10(e) and any unpaid dividends and distributions with respect to such shares of Newco Common Stock as provided in Section 2.10(c)), without interest, upon the surrender of such certificate in accordance with
        Section 2.10.

             (ii) MIDLAND TREASURY STOCK. At the Effective Time, by virtue of the Midland Merger and without any action on the part of any holder thereof, all shares of Midland Common Stock that are issued and held as treasury stock shall be cancelled and retired and shall cease to exist and no shares of Newco Common Stock, cash, or other consideration shall be paid or payable in exchange therefor.

             (iii) MIDLAND STOCK OPTIONS. All Midland Stock Options (other than the Midland Exchange Stock Options) shall remain outstanding following the Effective Time. At the Effective Time, by virtue of the Midland Merger and without any action on the part of Midland or any holder thereof, each such Midland Stock Option (other than the Midland Exchange Stock Options) shall be assumed by Newco in such manner that Newco is a corporation assuming a stock option in a transaction to which Section 424(a) applied within the meaning of Section 424 of the Code or, to the extent that Section 424 of the Code does not apply to any such Midland Stock Option (other than the Midland Exchange Stock Options), would be such a corporation were
        Section 424 applicable to such option. Subject to the terms of the Midland Option Exercise Agreement, each Midland Stock Option (other than the Midland Exchange Stock Options) assumed by Newco shall be exercisable on the same terms and conditions as apply immediately prior to the Effective Time, except that each such Midland Stock Option (other than the Midland Exchange Stock Options) shall be exercisable for that whole number of shares of Newco Common Stock (to the nearest whole share) into which the number of shares of Midland Common Stock subject to such Midland Stock Option (other than the Midland Exchange Stock Options) immediately prior to the Effective Time would be converted under paragraph (i) of this subsection and the option price per share of Newco Common Stock shall be an amount equal to the option price per share of Midland Common Stock subject to such Midland Stock Option (other than the Midland Exchange Stock Options) in effect immediately prior to the Effective Time divided by the Midland Conversion Number (the option price per share, as so determined, being rounded upward to the nearest full cent). No payment shall be made for fractional interests.

             (iv) MIDLAND WARRANTS AND MIDLAND COMMON STOCK WARRANTS. All Midland Warrants and Midland Common Stock Warrants shall remain outstanding following the Effective Time. At the Effective Time, by virtue of the Midland Merger and without any action on the part of Midland or any holder thereof, each such Midland Warrant and Midland Common Stock Warrant shall be assumed by Newco and shall be exercisable on the same terms and conditions as apply immediately prior to the Effective Time, except that each Midland Warrant and Midland Common Stock Warrant shall be exercisable for that number of shares of Newco Common Stock into which the number of shares of Midland Common Stock subject to such Midland Warrant or Midland Common Stock Warrant, as applicable, immediately prior to the Effective Time would be converted under paragraph (i) of this subsection. No payment shall be made for fractional interests.

             (v) MIDLAND EXCHANGE STOCK OPTIONS. Pursuant to the terms of the Midland Exchange Agreement contemporaneously entered into between Newco and each holder of the Midland Stock Options described on Schedule 2.7 of the Midland Disclosure Schedule (the "Midland Exchange Stock Options"), at the Effective Time, without any action on the part of any holder thereof, each Midland Exchange Stock Option will be exchanged for a Newco Warrant that is exercisable for that whole number of shares of Newco Common Stock (to the nearest whole share) equal to the product of
        (x) .725 times (y) the number of shares of Newco Common Stock into which the shares of Midland Common Stock subject to such Midland Exchange Stock Option would be converted under paragraph (i) of this subsection. Pursuant to the Midland Exchange Agreement, no payment shall be made for fractional interests. Pursuant to the terms of the Midland Exchange Agreement, each Midland Exchange Stock Option subject thereto shall be terminated immediately following their exchange for a Newco Warrant.

     2.8 VISTA EXCHANGE AGREEMENTS. Within 30 days from the date hereof, Newco and Vista agree to cause Newco to enter into Vista Exchange Agreements in connection with the Vista GP Exchange and the Vista LP Exchange, respectively, with all of the holders of the GP Common Stock and all of the Partnership Interests. Pursuant to such Vista Exchange Agreements at the Effective Time, without any action on the part of any holder thereof, (a) each share of GP Common Stock that is issued and outstanding prior to the Effective Time shall be exchanged for (i) a number of shares of Newco Common Stock equal to the Vista GP Conversion Stock Number and (ii) a Newco Warrant that is exercisable for a number of shares of Newco Common Stock equal to the Vista GP Conversion Warrant Number and (b) each Partnership Interest that is issued and outstanding prior to the Effective Time shall be exchanged for (i) a number of shares of Newco Common Stock equal to the Vista LP Conversion Stock Number and (ii) a Newco Warrant that is exercisable for a number of shares of Newco Common Stock equal to the Vista LP Conversion Warrant

Number. As provided in the Exchange Agreement, any fractional Partnership Interest shall be likewise exchanged on a pro rata basis.

     2.9 ADJUSTMENTS. (a) The parties hereto mutually agree that, notwithstanding anything in this Agreement to the contrary, each of the Vista GP Conversion Stock Number, the Vista LP Conversion Stock Number, the Vista GP Conversion Warrant Number and the Vista LP Conversion Warrant Number shall be increased or decreased, as necessary, immediately prior to the Effective Time such that (i) the aggregate percentage of shares of Newco Common Stock that the holders of GP Common Stock and the holders of Partnership Interests shall be entitled to receive at the Effective Time shall equal 72.5% of the shares of Newco Common Stock that will be outstanding calculated on a Fully Diluted Basis immediately after the Effective Time and (ii) the aggregate percentage of shares of Newco Common Stock issuable upon exercise of the Newco Warrants that the holders of GP Common Stock and the holders of Partnership Interests shall be entitled to receive shall equal 72.5% of the shares of Newco Common Stock that is issuable upon the exercise of (x) all Midland Warrants outstanding immediately after the Effective Time, (y) all Newco Warrants issued pursuant to the Midland Exchange and (z) all Newco Warrants issuable pursuant to the Vista Exchange. Subject to Section 2.9(b), 2.9(c), any such adjustments to the Vista GP Conversion Stock Number, the Vista LP Conversion Stock Number, the Vista GP Conversion Warrant Number or the Vista LP Conversion Warrant Number shall be made not later than two business days prior to the Closing and shall be determined by Newco's independent auditors Arthur Andersen LLP.

     (b) Pursuant to the Vista Exchange Agreements, effective as of the last day of the fourth calendar month immediately following the calendar month in which the Closing Date occurred, Newco shall cause its independent auditors Arthur Anderson LLP to redetermine the Vista GP Conversion Stock Number and the Vista LP Conversion Stock Number by redetermining, as of such date, Fully Diluted Basis only to the extent necessary so as to reflect the number of shares of Newco Common Stock, if any, issued after the Effective Time as a result of the exercise of any Midland Stock Options. In the event any such adjustment to the Vista GP Conversion Stock Number and the Vista LP Conversion Stock Number is determined appropriate, then pursuant to the Vista Exchange Agreements, Newco shall promptly issue to the prior holders of the GP Common Stock and Partnership Interests their pro rata share of a number of shares of Newco Common Stock equal to an amount equal to (i) the quotient realized by dividing (x) the number of shares of Newco Common Stock issued after the Effective Time as a result of the exercise of any Midland Stock Options by (y) .275 minus (ii) the number of shares of Newco Common Stock described in clause (x) above.

     (c) The parties hereto mutually agree that, notwithstanding anything in this Agreement to the contrary, (i) at the Effective Time, by virtue of the Midland Merger, the holders of shares of Midland Common Stock shall receive shares of Newco Common Stock issued in exchange therefor equal to 27.5% of the shares of Newco Common Stock that will be outstanding immediately after the Effective Time (calculated giving effect to the shares of Newco Common Stock issued as a result of the Vista Exchange), and (ii) immediately after the Effective Time, the aggregate percentage of shares of Newco Common Stock issuable upon exercise of (a) all Midland Warrants outstanding immediately after the Effective Time, and (b) all Newco Warrants issued pursuant to the Midland Exchange, shall equal 27.5% of the shares of Newco Common Stock that is issuable upon exercise of (x) all Midland Warrants outstanding immediately after the Effective Time, (y) all Newco Warrants issued pursuant to the Midland Exchange, and (z) all Newco Warrants issuable pursuant to the Vista Exchange.

     2.10 EXCHANGE OF CERTIFICATES.

          (a) EXCHANGE FUND. Immediately after the Effective Time, Newco shall deposit with the Exchange Agent, for the benefit of the holders of shares of Midland Common Stock and for exchange in accordance with this Agreement, certificates representing the shares of Newco Common Stock to be issued in exchange for shares of Midland Common Stock pursuant to Section 2.7. Such shares of Newco Common Stock, together with any dividends or distributions with respect thereto (as provided in subSection (c) of this Section 2.10), are referred to herein as the "Exchange Fund." The Exchange Agent, pursuant to irrevocable instructions consistent with the terms of this Agreement, shall deliver the Newco Common Stock to be issued pursuant to Section 2.7 out of the Exchange Fund, and the Exchange

     Fund shall not be used for any other purpose. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Newco Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect thereto for the account of Persons entitled thereto.

          (b) EXCHANGE PROCEDURES.

             (i) As soon as reasonably practicable after the Effective Time, Newco shall cause the Exchange Agent to mail to each holder of record of a Midland Certificate that, immediately prior to the Effective Time, represented shares of Midland Common Stock converted into Newco Common Stock pursuant to Section 2.7 a letter of transmittal to be used to effect the exchange of such Midland Certificate for a Newco Stock Certificate and cash in lieu of fractional shares, along with instructions for using such letter of transmittal to effect such exchange. The letter of transmittal (or the instructions thereto) shall specify that delivery of any Midland Certificate shall be effected, and risk of loss and title thereto shall pass, only upon delivery of such Midland Certificate to the Exchange Agent and shall be in such form and have such other provisions as Newco may reasonably specify.

             (ii) Upon delivery to the Exchange Agent of, together with the surrender of a Midland Certificate, if applicable, a duly completed and executed letter of transmittal and any other required documents (including, in the case of any Rule 145 Affiliate, an Affiliate Agreement from such Person as described in Section 4.9, if not theretofore delivered to Newco), (A) the holder of such Midland Certificate shall be entitled to receive in exchange therefor a Newco Stock Certificate representing the number of whole shares of Newco Common Stock that such holder has the right to receive pursuant to
        Section 2.7, any cash in lieu of fractional shares of Newco Common Stock as provided in subSection (e) of this Section, and any unpaid dividends and distributions that such holder has the right to receive pursuant to subSection (c) of this Section (after giving effect to any required withholding of taxes) and (B) the Midland Certificate, if any, so surrendered shall forthwith be cancelled. No interest shall be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Midland Certificates.

             (iii) In the event of a transfer of ownership of Midland Common Stock that is not registered in the transfer records of Midland, a Newco Stock Certificate representing the appropriate number of shares of Newco Common Stock (along with any cash in lieu of fractional shares and any unpaid dividends and distributions that such holder has the right to receive) may be issued to a transferee if the Midland Certificate representing such shares of Midland Common Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

             (iv) Until surrendered as contemplated by this subsection, each Midland Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender a Newco Stock Certificate representing shares of Newco Common Stock (along with any cash in lieu of fractional shares and any unpaid dividends and distributions).

          (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions with respect to Newco Common Stock declared or made after the Effective Time with a record date after the Effective Time shall be paid to the holder of any unsurrendered Midland Certificate. Subject to the effect of applicable laws, (i) at the time of the surrender of a Midland Certificate for exchange in accordance with the provisions of this Section, there shall be paid to the surrendering holder, without interest, the amount of dividends or other distributions (having a record date after the Effective Time but on or prior to surrender and a payment date on or prior to surrender) theretofore paid with respect to the number of whole shares of Newco Common Stock that such holder is entitled to receive (less the amount of any withholding taxes that may be required with respect thereto) and (ii) at the appropriate payment date, there shall be paid to the surrendering holder, without interest, the amount of dividends or other distributions (having a record date after the Effective Time but on or prior to surrender and a payment date subsequent to surrender) payable with respect to the number of whole shares of Newco Common Stock that such holder receives (less the amount of any withholding taxes that may be required with respect thereto).

          (d) NO FURTHER OWNERSHIP RIGHTS IN MIDLAND COMMON STOCK. All shares of Newco Common Stock issued upon the surrender for exchange of shares of Midland Common Stock in accordance with the terms hereof (including any cash paid pursuant to subSection (c) or (e) of this Section) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Midland Common Stock. After the Effective Time, there shall be no further registration of transfers on the MM Surviving Corporation's stock transfer books of the shares of Midland Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, a Midland Certificate is presented to the MM Surviving Corporation for any reason, it shall be cancelled and exchanged as provided in this Section.

          (e) TREATMENT OF FRACTIONAL SHARES.

             (i) No Newco Stock Certificates or scrip representing fractional shares of Newco Common Stock shall be issued in the Midland Merger, and except as provided in this subsection, no dividend or other distribution, stock split, or interest shall relate to any such fractional share and such fractional share shall not entitle the owner thereof to vote or to any other rights of a shareholder of Newco.

             (ii) As soon as practicable following the Effective Time, the Exchange Agent shall determine the excess of (A) the number of whole shares of Newco Common Stock delivered to the Exchange Agent by Newco pursuant to subSection (a) of this Section over (B) the aggregate number of whole shares of Newco Common Stock issuable to holders of Midland Common Stock pursuant to Section 2.7 (such excess being referred to herein as the "Excess Shares") and the Exchange Agent, as the agent for the former holders of Midland Common Stock, shall sell the Excess Shares at the prevailing prices on the securities exchange on which the shares of Newco Common Stock are traded. The sale of the Excess Shares by the Exchange Agent shall be executed on such securities exchange through one or more member firms of such securities exchange and shall be executed in round lots to the extent practicable. Newco shall pay all commissions, transfer taxes, and other out-of-pocket transaction costs incurred in connection with such sale of the Excess Shares.

             (iii) In lieu of any fractional share of Newco Common Stock to which a holder of Midland Common Stock would otherwise be entitled, such holder, upon surrender of a Midland Certificate as described in this Section, shall be paid an amount in cash (without interest) equal to such holder's proportionate interest in the sum of (A) the net proceeds from the sale of the Excess Shares in accordance with the provisions of paragraph (2) of this subsection and (B) the aggregate dividends or other distributions that are payable with respect to the Excess Shares pursuant to subsection (c) of this Section, such proportionate interest to be determined by dividing the amount of the fractional share interests to which such holder would otherwise be entitled by the aggregate amount of fractional share interests to which all holders of Midland Common Stock would otherwise be entitled. Until the net proceeds of the sale of Excess Shares (along with any dividends or distributions with respect thereto have been distributed to the former shareholders of Midland), the Exchange Agent will hold such amounts in trust for the former holders of Midland Common Stock.

          (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund and cash held by the Exchange Agent in accordance with the terms of this Section that remains unclaimed by the former shareholders of Midland for a period of one year following the Effective Time shall be delivered to Newco, upon demand. Thereafter, any former shareholders of Midland who have not theretofore complied with the provisions of this Section shall look only to Newco for payment of their claim for Newco Common Stock, any cash in lieu of fractional shares of Newco Common Stock, and any dividends or distributions with respect to Newco Common Stock (all without interest).

          (g) NO LIABILITY. None of Newco, the MM Surviving Corporation, the Exchange Agent, or any other Person shall be liable to any former holder of shares of Midland Common Stock for any amount properly delivered to any public official pursuant to any applicable abandoned property, escheat, or similar law. Any amounts remaining unclaimed by former holders of shares of Midland Common Stock for a period of two years following the Effective Time (or such earlier date immediately prior to the time at which such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of Newco free and clear of any claims or interest of any such holders or their successors, assigns, or personal representative previously entitled thereto.

          (h) LOST, STOLEN, OR DESTROYED MIDLAND CERTIFICATES. If any Midland Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Midland Certificate to be lost, stolen, or destroyed and, if required by Newco, the posting by such Person of a bond in such reasonable amount as Newco may direct as an indemnity against any claim that may be made against it with respect to such Midland Certificate, the Exchange Agent shall issue in exchange for such lost, stolen, or destroyed Midland Certificate the shares of Newco Common Stock (along with any cash in lieu of fractional shares pursuant to subsection (e) of this Section and any unpaid dividends and distributions pursuant to subsection (c) of this Section) deliverable with respect thereto pursuant to this Agreement.

     2.11 CLOSING. The Closing shall take place on the Closing Date. The Closing shall take place at such time as is agreed upon by Vista and Midland and shall take place at the offices of Vinson & Elkins, L.L.P., 2001 Ross Avenue, Suite 3700, Dallas, Texas 75201, unless another place is agreed to by Vista and Midland.

     2.12 EFFECTIVE TIME OF THE MERGER. In connection with the Midland Merger, the parties hereto will file with the Texas Secretary of State on the Closing Date articles of merger (the "Midland Articles of Merger"). Notwithstanding anything in this Section to the contrary, the articles of merger referred to in this Section may be filed prior to the Closing Date or prior to the Closing so long as it provides for an effective time that occurs on or after the Closing. The Midland Merger shall become effective immediately upon the filing of the Midland Articles of Merger with the Texas Secretary of State, or at such later time specified in the Midland Articles of Merger (the "Effective Time").

     2.13 SHAREHOLDER APPROVALS OBTAINED.

          (a) Vista, in its capacity as the sole shareholder of Newco, by its execution hereof, approves and adopts this Agreement and the transactions contemplated hereby.

          (b) Newco, in its capacity as the sole shareholder of Merger Sub, by its execution hereof, approves and adopts this Agreement and the transactions contemplated hereby.

                                   ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES

     3.1 REPRESENTATIONS AND WARRANTIES OF MIDLAND. Midland hereby represents and warrants to Vista, Newco and Merger Sub as follows:

          (a) ORGANIZATION, STANDING AND POWER. Each of Midland and its Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of its state of incorporation or organization, has all requisite power and authority to own, lease, and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership, or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not have a Material Adverse Effect (as defined below) on Midland. Midland has heretofore delivered to Vista and Newco complete and correct copies of its and each of its Subsidiaries' Articles of Incorporation and Bylaws, each as amended to date. The respective jurisdictions of incorporation or organization of Midland's Subsidiaries are identified on
     Schedule 3.1(a) of the

     Midland Disclosure Schedule. Other than Midland's Subsidiaries disclosed on
     Schedule 3.1(a) of the Midland Disclosure Schedule, Midland has no other Subsidiary. As used in this Agreement, a "Material Adverse Effect" or "Material Adverse Change" shall mean, in respect of Midland or Vista, as the case may be, any effect or change that is or, as far as can be reasonably determined, may be materially adverse to the business, operations, assets, condition (financial or otherwise) or results of operations of such party and its Subsidiaries taken as a whole.

          (b) CAPITAL STRUCTURE. As of the date hereof, the authorized capital stock of Midland consists of 80,000,000 shares of Midland Common Stock and 20,000,000 shares of preferred stock, par value $.01 per share ("Midland Preferred Stock"). At the close of business on April 30, 1998: (i) 4,463,499 shares of Midland Common Stock were issued and outstanding; (ii) no shares of Midland Preferred Stock were issued and outstanding; (iii) 1,235,000, 236,500, and 398,000 Midland Common Stock were authorized and available for grant pursuant to the Midland Resources, Inc. 1997 Board of Directors' Stock Incentive Plan, the 1994 Midland Resources, Inc. Long-Term Incentive Plan, and the 1996 Midland Resources, Inc. Long-Term Incentive Plan (collectively, the "Midland Stock Plans"), respectively; (iv) 123,500, 236,500, and 398,000 shares of Midland Common Stock were reserved for issuance pursuant to each of the Midland Stock Plans, respectively; (v) 1,603,000 shares of Midland Common Stock were subject to issuance under Midland Options outstanding as of the date hereof; (vi) 2,253,094 shares of Midland Common Stock were subject to issuance upon exercise of the Midland Warrants; (vii) 2,253,094 shares of Midland Common Stock were reserved for issuance upon exercise of the Midland Warrants; (viii) no shares of Midland Common Stock were held by Midland in its treasury; (ix) 270,000 shares of Midland Common Stock were subject to issuance upon exercise of the Midland Common Stock Warrants, (x) 270,000 shares of Midland Common Stock were reserved for issuance upon exercise of the Midland Common Stock Warrants and (xi) no bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) ("Voting Debt") on any matters on which shareholders of Midland may vote were issued and outstanding. The Midland Resources, Inc. 1995 Board of Directors' Stock Incentive Plan has been terminated, however, options for 50,000 shares of Midland Common Stock issued thereunder prior to such termination remain outstanding. All outstanding shares of Midland Common Stock are validly issued, fully paid, and nonassessable and are not subject to preemptive rights. Except as set forth on Schedule 3.1(b) of the Midland Disclosure Schedule, all outstanding shares of capital stock of the Subsidiaries of Midland are owned by Midland, or a direct or indirect wholly-owned Subsidiary of Midland, free and clear of all Liens. Except as set forth in this Section 3.1(b) or on Schedule 3.1(b) of the Midland Disclosure Schedule, and except for changes since April 30, 1998 resulting from the subsequent exercise of Midland Options, Midland Warrants, or Midland Common Stock Warrants, there are outstanding: (A) no shares of capital stock, Voting Debt or other voting securities of Midland; (B) no securities of Midland or any Subsidiary of Midland convertible into or exchangeable for shares of capital stock, Voting Debt or other voting securities of Midland or any Subsidiary of Midland; and (C) no options, warrants, calls, rights (including preemptive rights), commitments, or agreements to which Midland or any Subsidiary of Midland is a party or by which it is bound in any case obligating Midland or any Subsidiary of Midland to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any Voting Debt or other voting securities of Midland or of any Subsidiary of Midland, or obligating Midland or any Subsidiary of Midland to grant, extend, or enter into any such option, warrant, call, right, commitment, or agreement. Except for the Midland Voting Agreements, there are not as of the date hereof and there will not be at the Effective Time any shareholder agreements, voting trusts or other agreements or understandings to which Midland is a party or by which it is bound relating to the voting of any shares of the capital stock of Midland that will limit in any way the solicitation of proxies by or on behalf of Midland from, or the casting of votes by, the shareholders of Midland with respect to the Midland Merger. There are no restrictions on Midland to vote the stock of any of its Subsidiaries. The exercise price or conversion price of each of the outstanding Midland Warrants, Midland Common Stock Warrants, Midland Options and other Midland Stock Equivalents is set forth on Schedule 3.1(b).

          (c) AUTHORITY; NO VIOLATIONS; CONSENTS AND APPROVALS.

             (i) The Board of Directors of Midland has approved the Midland Merger and this Agreement, and declared the Midland Merger and this Agreement to be in the best interests of the shareholders of Midland. The directors of Midland have advised Midland and Vista that they intend (acting in their capacity as a shareholder of Midland and in accordance with the applicable Midland Voting Agreement) to vote or cause to be voted all of the shares of Midland Common Stock beneficially owned by them and their affiliates in favor of approval of the Midland Merger and this Agreement. Midland has all requisite corporate power and authority to enter into this Agreement and, subject, with respect to consummation of the Midland Merger, to approval of this Agreement and the Midland Merger by the shareholders of Midland in accordance with the TBCA and the Articles of Incorporation and Bylaws of Midland, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Midland, subject, with respect to consummation of the Midland Merger, to approval of this Agreement and the Midland Merger by the shareholders of Midland in accordance with the TBCA and the Articles of Incorporation and Bylaws of Midland. This Agreement has been duly executed and delivered by Midland and, subject, with respect to consummation of the Midland Merger, to approval of this Agreement and the Midland Merger by the shareholders of Midland in accordance with the TBCA and the Restated Certificate of Incorporation and Restated Bylaws of Midland, and assuming this Agreement constitutes the valid and binding obligation of Vista, Newco and Merger Sub, constitutes a valid and binding obligation of Midland enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

             (ii) Except as set forth on Schedule 3.1(c) of the Midland Disclosure Schedule, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, or acceleration of any material obligation or to the loss of a material benefit under, or give rise to a right of purchase under, result in the creation of any Lien upon any of the properties or assets of Midland or any of its Subsidiaries under, or otherwise result in a material detriment to Midland or any of its Subsidiaries under, any provision of (A) the Articles of Incorporation or Bylaws of Midland or any provision of the comparable charter or organizational documents of any of its Subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, indenture, lease, or other agreement, instrument, permit, concession, franchise, or license applicable to Midland or any of its Subsidiaries, (C) any joint venture or other ownership arrangement, or
        (D) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 3.1(c)(iii) are duly and timely obtained or made and the approval of the Midland Merger and this Agreement by the shareholders of Midland has been obtained, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Midland or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause (B) or (C) in this subsection, any such conflicts, violations, defaults, rights, Liens that, individually or in the aggregate, would not have a Material Adverse Effect on Midland, materially impair the ability of Midland to perform its obligations hereunder, or prevent the consummation of any of the transactions contemplated hereby.

             (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any court, governmental, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), is required by or with respect to Midland or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Midland or the consummation by Midland of the transactions contemplated hereby, as to which the failure to obtain or make would have a Material Adverse

        Effect on Midland, except for: (A) the filing with the SEC of (1) a proxy statement in preliminary and definitive form relating to the meeting of the shareholders of Midland to be held in connection with the Midland Merger (the "Proxy Statement") and (2) such reports under
        Section 13(a) of the Exchange Act and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the transactions contemplated hereby; (B) the filing of the Midland Articles of Merger with the Texas Secretary of State; (C) filings with, and approval of, the Nasdaq or the AMEX; (D) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws, or environmental laws; (E) such filings and approvals as may be required by any foreign premerger notification, securities, corporate or other law, rule or regulation; and (F) any such consent, approval, order, authorization, registration, declaration, filing, or permit that the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect on Midland, materially impair the ability of Midland to perform its obligations hereunder, or prevent the consummation of any of the transactions contemplated hereby.

          (d) SEC DOCUMENTS. Midland has made available to Vista a true and complete copy of each report, schedule, registration statement, and definitive proxy statement filed by Midland with the SEC since December 31, 1995 and prior to or on the date of this Agreement (the "Midland SEC Documents"), which are all the documents (other than preliminary material) that Midland was required to file with the SEC between December 31, 1995 and the date of this Agreement. As of their respective dates, the Midland SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Midland SEC Documents, and none of the Midland SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Midland included in the Midland SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles in the United States ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material) the consolidated financial position of Midland and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of Midland and its consolidated Subsidiaries for the periods presented therein. In addition, Midland has made available to Vista the audited consolidated balance sheets of Midland and its Subsidiaries as of December 31, 1997, together with the audited consolidated statements of operations, shareholder's equity and cash flows of Midland and its Subsidiaries for the year then ended (such audited consolidated financial statements of Midland being referred to as the "Midland Financial Statements"). The Midland Financial Statements were prepared in accordance with GAAP applied on a consistent basis during the periods involved and fairly present in accordance with applicable requirements of GAAP the consolidated financial position of Midland and its consolidated Subsidiaries as of its date and the consolidated results of operations and the consolidated cash flows of Midland and its Subsidiaries for the period presented therein. Except as disclosed in the Midland SEC Documents, there are no agreements, arrangements, or understandings between Midland and any party who is at the date of this Agreement or was at any time prior to the date hereof but after December 31, 1995 an Affiliate of Midland that are required to be disclosed in the Midland SEC Documents.

          (e) INFORMATION SUPPLIED. None of the information supplied or to be supplied by Midland for inclusion or incorporation by reference in the Registration Statement on Form S-4 to be filed with the SEC by Newco in connection with the issuance of shares of Newco Common Stock in the Midland Merger (the "S-4") will, at the time the S-4 becomes effective under the Securities Act or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and none of the information supplied or to be supplied by Midland and included or incorporated by reference in the Proxy Statement will, at the date mailed to shareholders of Midland or at the time of the meeting of such shareholders to be held in connection with the Midland Merger or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Midland or any of its Subsidiaries, or with respect to other information supplied by Midland for inclusion in the Proxy Statement or S-4, shall occur which is required to be described in an amendment of, or a supplement to, the S-4 or the Proxy Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of Midland. The Proxy Statement, insofar as it relates to Midland or its Subsidiaries or other information supplied by Midland for inclusion therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

          (f) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in, or reflected in the financial statements included in the Midland SEC Documents or in the Midland Financial Statements, or except as contemplated by this Agreement, since December 31, 1997, there has not been: (i) any declaration, setting aside, or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Midland's capital stock; (ii) any amendment of any material term of any outstanding equity security of Midland or any Subsidiary of Midland; (iii) any repurchase, redemption, or other acquisition by Midland or any Subsidiary of Midland of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, Midland or any Subsidiary of Midland; (iv) any material change in any method of accounting or accounting practice or any tax method, practice, or election by Midland or any Subsidiary of Midland; or (v) any other transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) that is reasonably likely to have a Material Adverse Effect on Midland, except for general economic changes and changes that may affect the industries of Midland or any of its Subsidiaries generally.

          (g) NO UNDISCLOSED MATERIAL LIABILITIES. Except as disclosed on
     Schedule 3.1(g)or as disclosed in the Midland SEC Documents or in the Midland Financial Statements, as of the date hereof, there are no liabilities of Midland or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that are reasonably likely to have a Material Adverse Effect on Midland, other than: (i) liabilities adequately provided for on the balance sheet of Midland dated as of December 31, 1997 (including the notes thereto) contained in Midland's Annual Report on Form 10-KSB for the year ended December 31, 1997; (ii) liabilities incurred in the ordinary course of business subsequent to December 31, 1997; and (iii) liabilities under this Agreement.

          (h) NO DEFAULT. Except as disclosed on Schedule 3.1(h), neither Midland nor any of its Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of
     (i) the Articles of Incorporation or Bylaws of Midland or the comparable charter or organizational documents of any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, or other agreement, instrument, permit, concession, franchise, or license to which Midland or any of its Subsidiaries is now a party or by which Midland or any of its Subsidiaries or any of their respective properties or assets is bound or (iii) any order, writ, injunction, decree, statute, rule, or regulation applicable to Midland or any of its Subsidiaries, except in the case of clauses (ii) and (iii) in this subsection for defaults or violations which in the aggregate would not have a Material Adverse Effect on Midland.

          (i) COMPLIANCE WITH APPLICABLE LAWS. Midland and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Midland Permits"), except where the failure so to hold would not have a Material Adverse Effect on Midland. Midland and its Subsidiaries are in compliance with the terms of the Midland Permits, except where the failure so to comply would not have a Material Adverse Effect on Midland. Except as disclosed in the Midland SEC Documents, the businesses of Midland and its Subsidiaries are not being conducted in violation of any law, ordinance, or regulation of any Governmental Entity, except for possible violations which would not have a Material Adverse Effect on Midland. As of the date of this Agreement, no investigation or review by any Governmental Entity with respect to Midland or any of its Subsidiaries is pending and of which Midland has knowledge or, to the knowledge (as hereinafter defined) of Midland as of the date hereof, threatened, other than those the outcome of which would not have a Material Adverse Effect on Midland.

          (j) LITIGATION. Except as disclosed in the Midland SEC Documents or
     Schedule 3.1(j) of the Midland Disclosure Schedule, as of the date of this Agreement there is no suit, action or proceeding pending, or, to the knowledge of Midland, threatened against or affecting Midland or any Subsidiary of Midland ("Midland Litigation"), and Midland and its Subsidiaries have no knowledge of any facts that are likely to give rise to any Midland Litigation, that (in any case) is reasonably likely to have a Material Adverse Effect on Midland, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Midland or any Subsidiary of Midland ("Midland Order") that is reasonably likely to have a Material Adverse Effect on Midland or its ability to consummate the transactions contemplated by this Agreement.
     Schedule 3.1(j) of the Midland Disclosure Schedule contains an accurate and complete list of all suits, actions and proceedings pending or, to the knowledge of Midland, threatened against or affecting Midland or any of its Subsidiaries as of the date hereof.

          (k) TAXES. Except as set forth on Schedule 3.1(k) of the Midland Disclosure Schedule:

             (i) Each of Midland, each of its Subsidiaries and any affiliated, consolidated, combined, unitary or similar group of which Midland or any of its Subsidiaries is or was a member has (A) duly filed on a timely basis (taking into account any extensions) all U.S. federal income Tax Returns (as hereinafter defined), and all other material Tax Returns, required to be filed or sent by or with respect to it, (B) duly paid or deposited on a timely basis all Taxes (as hereinafter defined) that are shown to be due and payable on or with respect to such Tax Returns, and all material Taxes that are otherwise due and payable (except for audit adjustments not material in the aggregate or to the extent that liability therefor is reserved for in Midland's most recent audited financial statements) for which Midland or any of its Subsidiaries may be liable, (C) established reserves that are adequate for the payment of all material Taxes not yet due and payable with respect to the results of operations of Midland and its Subsidiaries through the date hereof, and (D) complied in all material respects with all applicable laws, rules and regulations relating to the reporting, payment and withholding of Taxes that are required to be withheld from payments to employees, independent contractors, creditors, shareholders or any other third party and has in all material respects timely withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over.

             (ii) Schedule 3.1(k) of the Midland Disclosure Schedule sets forth
        (A) the last taxable period through which the federal income Tax Returns of Midland and any of its Subsidiaries have been audited by the IRS or for which the statute of limitations for assessment has otherwise closed and (B) any affiliated, consolidated, combined, unitary or similar group or Tax Return in which Midland or any of its Subsidiaries is or has been a member or joins or has joined in the filing. Except to the extent being contested in good faith, all material deficiencies asserted as a result of such examinations and any examination by any applicable taxing authority have been paid, fully settled or adequately provided for in Midland's most recent audited financial statements. Except as disclosed in or adequately provided for in the Midland SEC Documents or disclosed in Schedule 3.1(k) of the Midland Disclosure Schedule, no audits or other administrative proceedings or court proceedings are presently pending, or to the knowledge of Midland, threatened, with regard to any Taxes for which Midland or any of its Subsidiaries would be liable, and no material deficiency for any Taxes has been proposed, asserted or assessed (whether by examination report or prior to completion of examination by means of notices of proposed adjustment or other similar requests or notices) pursuant to such examination against Midland or any of its Subsidiaries by any taxing authority with respect to any period.

             (iii) Neither Midland nor any of its Subsidiaries has executed or entered into with the IRS or any taxing authority (A) any agreement or other document extending or having the effect of extending the period for assessment or collection of any income or franchise Taxes for which Midland or any of its Subsidiaries would be liable or (B) a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local, foreign or other income tax law, which will require any increase in taxable income or alternative minimum taxable income, or any reduction in tax credits, for Midland or any of its Subsidiaries for any taxable period ending after the Closing Date.

             (iv) Except as set forth in the Midland SEC Documents or disclosed in Schedule 3.1(k), neither Midland nor any of its Subsidiaries is a party to an agreement that provides for the payment of any amount that would constitute a "parachute payment" within the meaning of Section 280G of the Code or that would constitute compensation whose deductibility is limited under Section 162(m) of the Code.

             (v) Except as set forth in the Midland SEC Documents, neither Midland nor any of its Subsidiaries is a party to, is bound by or has any obligation under any tax sharing or allocation agreement or similar agreement or arrangement.

             (vi) There are no requests for rulings or outstanding subpoenas from any taxing authority for information with respect to Taxes of Midland or any of its Subsidiaries and, to the knowledge of Midland, no material reassessments (for property or ad valorem Tax purposes) of any assets or any property owned or leased by Midland or any of its Subsidiaries have been proposed in written form.

             (vii) Neither Midland nor any of its Subsidiaries has agreed to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method of Midland or any of its Subsidiaries, and neither Midland nor any of its Subsidiaries has any application pending with any taxing authority requesting permission for any changes in any accounting method of Midland or any of its Subsidiaries. To the knowledge of Midland, neither the IRS nor any other taxing authority has proposed in writing, and neither Midland nor any of its Subsidiaries is otherwise required to make, any such adjustment or change in accounting method.

             (viii) There are no material excess loss accounts or deferred intercompany transactions between Midland and/or any of its Subsidiaries within the meaning of Treas. Reg. Section 1.1502-13 or 1.1502-19, respectively.

          For purposes of this Agreement, "Tax" (and, with correlative meaning, "Taxes") means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid by Midland or any of its Subsidiaries (or Vista or any of its Subsidiaries, as applicable), payroll, employment, excise, production, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and/or any penalty, addition to tax or additional amount imposed by any taxing authority, (ii) any liability of Midland or any of its Subsidiaries (or Vista or any of its Subsidiaries, as applicable) for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated or consolidated group, or arrangement whereby liability of Midland or any of its Subsidiaries (or Vista or any of its Subsidiaries, as applicable) for payment of such amounts was determined or taken into account with reference to the liability of any other person for any period and (iii) liability of Midland or any of its Subsidiaries (or Vista or any of its Subsidiaries, as applicable) with respect to the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other Person.

          "Tax Return" means all returns, declarations, reports, estimates, information returns and statements required to be filed by or with respect to Midland or any of its Subsidiaries (or Vista or any of its Subsidiaries, as applicable) in respect of any Taxes, including, without limitation, (i) any consolidated Federal Income Tax return in which Midland or any of its Subsidiaries (or Vista or any of its Subsidiaries, as applicable) is included and (ii) any state, local or foreign Income Tax returns filed on a consolidated, combined or unitary basis (for purposes of determining tax liability) in which Midland or any of its Subsidiaries (or Vista or any of its Subsidiaries, as applicable) is included.

          (l) EMPLOYEE BENEFIT MATTERS. (i) Schedule 3.1(l)(i) provides a description of each of the following which is sponsored, maintained or contributed to by Midland or one of its Subsidiaries (the "Midland Group") for the benefit of the employees of the Midland Group, former employees of the Midland Group, directors of the Midland Group, former directors of the Midland Group, or any agents, consultants, or similar representatives providing services to or for the Midland Group, or has been so sponsored, maintained or contributed to within six years prior to the Closing Date for the benefit of such individuals:

             (A) each "employee benefit plan," as such term is defined in
        Section 3(3) of ERISA (including, but not limited to, employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA) ("Midland Plan");

             (B) except for the Midland Stock Option Plans, each personnel policy, stock option plan, stock purchase plan, stock appreciation rights, phantom stock plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding which is not described in Section 3.1(l)(i)(A) (together with the Midland Stock Plans, the "Midland Benefit Program or Agreement").

          (ii) True, correct and complete copies of each of the Midland Plans, related trusts, insurance or group annuity contracts and each other funding or financing arrangement relating to any Midland Plan, including all amendments thereto, have been furnished to Vista. There has also been furnished to Vista, with respect to each Midland Plan required to file such report and description, the most recent report on Form 5500 and the summary plan description. True, correct and complete copies or descriptions of all Midland Benefit Programs or Agreements have also been furnished to Vista. A schedule of employer expenses with respect to each Midland Plan and Midland Benefit Program or Agreement for the current plan year and past plan year has been furnished to Vista along with any administration agreement associated with any Midland Plan. Additionally, the most recent determination letter from the IRS for each of the Midland Plans intended to be qualified under Section 401 of the Code, and any outstanding determination letter application for such plans has been furnished.

          (iii) Except as otherwise set forth on Schedule 3.1(l)(iii),

             (A) Each Midland Plan and Midland Benefit Program or Agreement has been administered in compliance with its terms, the applicable provisions of ERISA, the Code and all other applicable laws and the terms of all applicable collective bargaining agreements;

             (B) There are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of a member of the Midland Group, threatened against, or with respect to, any of the Midland Plans or Midland Benefit Programs or Agreements or their assets;

             (C) As to any Midland Plan intended to be qualified under Section 401 of the Code, there has been no termination or partial termination of the Midland Plan within the meaning of Section 411(d)(3) of the Code;

             (D) No act, omission or transaction has occurred which would result in imposition on a member of the Midland Group of (1) breach of fiduciary duty liability damages under Section 409 of ERISA, (2) a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or (3) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code;

             (E) To the knowledge of a member of the Midland Group, there is no matter pending (other than routine qualification determination filings) with respect to any of the Midland Plans before the IRS, the Department of Labor or the PBGC;

             (F) No trust funding a Midland Plan is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code;

          (iv) In connection with the consummation of the transaction contemplated by this Agreement, no payments have or will be made under the Midland Plans or Midland Benefit Programs or Agreements which, in the aggregate, would result in imposition of the sanctions imposed under Sections 280G and 4999 of the Code.

          (v) Except as otherwise set forth in Schedule 3.1(l)(v), no Midland Plan or Midland Benefit Program or Agreement provides retiree medical or retiree life insurance benefits to any person and a member of the Midland Group is not contractually or otherwise obligated (whether or not in writing) to provide any person with life insurance or medical benefits upon retirement or termination of employment, other than as required by the provisions of Section 601 through 608 of ERISA and Section 4980B of the Code. Additionally, each Midland Plan which is an "employee welfare benefit plan," as such term is defined in Section 3(1) of ERISA, may be unilaterally amended or terminated in its entirety without liability except as to benefits accrued thereunder prior to such amendment or termination.

          (vi) No Midland Plan is a multiemployer plan within the meaning of
     Section 3(37) of ERISA.

          (vii) Except for the Midland Stock Plans or as otherwise set forth in
     Schedule 3.1(l)(vii), no Midland Plan or Midland Benefit Program or Agreement provides that payments pursuant to such Midland Plan or Midland Benefit Program or Agreement may be made in securities of a member of the Midland Group or a Commonly Controlled Entity, nor does any trust maintained pursuant to any Midland Plan or Midland Benefit Program or Agreement hold any securities of a member of the Midland Group.

          (m) LABOR MATTERS. Except as set forth on Schedule 3.1(m) of the Midland Disclosure Schedule or in the Midland SEC Documents:

             (i) neither Midland nor any of its Subsidiaries is a party to any collective bargaining agreement or other current labor agreement with any labor union or organization, and there is no current union representation question involving employees of Midland or any of its Subsidiaries, nor does Midland or any of its Subsidiaries know of any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees;

             (ii) as of the date hereof, there is no unfair labor practice charge or grievance arising out of a collective bargaining agreement or other grievance procedure against Midland or any of its Subsidiaries pending, or, to the knowledge or Midland or any of its Subsidiaries, threatened, that has, or is reasonably likely to have, a Material Adverse Effect on Midland;

             (iii) as of the date hereof, there is no complaint, lawsuit or proceeding in any forum by or on behalf of any present or former employee, any applicant for employment or any classes of the foregoing alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship against Midland or any of its Subsidiaries pending, or, to the knowledge of Midland or any of its Subsidiaries, threatened, that has, or is reasonably likely to have, a Material Adverse Effect on Midland;

             (iv) Midland and each of its Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, except for non-compliance that does not have, and is not reasonably likely to have, a Material Adverse Effect on Midland; and

             (v) as of the date hereof, there is no proceeding, claim, suit, action or governmental investigation pending or, to the knowledge of Midland or any of its Subsidiaries, threatened, in respect to which any current or former director, officer, employee or agent of Midland or any of its Subsidiaries is or may be entitled to claim indemnification from Midland or any of its Subsidiaries pursuant to the Articles of Incorporation or Bylaws of Midland or any provision of the comparable charter or organizational documents of any of its Subsidiaries, as provided in any indemnification agreement to which Midland or any Subsidiary of Midland is a party or pursuant to applicable law that has, or is reasonably likely to have, a Material Adverse Effect on Midland.

          (n) INTANGIBLE PROPERTY. Midland and its Subsidiaries possess or have adequate rights to use all material trademarks, trade names, patents, service marks, brand marks, brand names, computer programs, databases, industrial designs and copyrights necessary for the operation of the businesses of each of Midland and its Subsidiaries (collectively, the "Midland Intangible Property"), except where the failure to possess or have adequate rights to use such properties would not reasonably be expected to have a Material Adverse Effect on Midland. All of the Midland Intangible Property is owned or licensed by Midland or its Subsidiaries free and clear of any and all Liens, except those that are not reasonably likely to have a Material Adverse Effect on Midland, and neither Midland nor any such Subsidiary has forfeited or otherwise relinquished any Midland Intangible Property which forfeiture would result in a Material Adverse Effect on Midland. To the knowledge of Midland, the use of the Midland Intangible Property by Midland or its Subsidiaries does not, in any material respect, conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, copyright or any pending application therefor of any other person and there have been no claims made and neither Midland nor any of its Subsidiaries has received any notice of any claim or otherwise knows that any of the Midland Intangible Property is invalid or conflicts with the asserted rights of any other person or has not been used or enforced or has failed to have been used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Midland Intangible Property, except for any such conflict, infringement, violation, interference, claim, invalidity, abandonment, cancellation or unenforceability that would not reasonably be expected to have a Material Adverse Effect on Midland.

          (o) ENVIRONMENTAL MATTERS.

             For purposes of this Agreement:

                (i) "Environmental Laws" means all federal, state and local laws (including common laws), rules, regulations, ordinances, orders, decrees of any Governmental Entity, whether now in existence or hereafter enacted and in effect at the time of Closing, relating to pollution or the protection of human health, safety or the environment of any jurisdiction in which the applicable party hereto owns or operates assets or conducts business or owned or operated assets or conducted business (whether or not through a predecessor entity) (including, without limitation, ambient air, surface water, groundwater, land surface, subsurface strata, natural resources or wildlife), including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of solid waste or Hazardous Materials, and any similar laws, rules, regulations, ordinances, orders and decrees of any foreign jurisdiction in which the applicable party hereto owns or operates assets or conducts business;

                (ii) "Hazardous Materials" means (A) any petroleum or petroleum products, radioactive materials (including naturally occurring radioactive materials), asbestos in any form that is or could become friable, urea formaldehyde foam insulation, polychlorinated biphenyls or trans-formers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, (B) any chemicals, materials or substances which are now defined as or included in the definition of "solid wastes," "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous substances," "restricted hazardous wastes," "toxic substances" or "toxic pollutants," or words of similar import, under any Environmental Law and (C) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which Midland or any of its Subsidiaries operates (for purposes of Section 3.1(o)) or in which Vista or any of its Subsidiaries operates (for purposes of Section 3.2(o)).

                (iii) "Release" means any spill, effluent, emission, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property owned, operated or leased by the applicable party or its Subsidiaries; and

                (iv) "Remedial Action" means all actions, including, without limitation, any capital expenditures, required by a Governmental Entity or required under any Environmental Law, or voluntarily undertaken to (A) clean up, remove, treat, or in any other way ameliorate or address any Hazardous Materials or other substance in the indoor or outdoor environment; (B) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger the public or employee health or welfare of the indoor or outdoor environment; (C) perform pre-remedial studies and investigations or post-remedial monitoring and care pertaining or relating to a Release; or (D) bring the applicable party into compliance with any Environmental Law.

                Except as disclosed on Schedule 3.1(o) of the Midland Disclosure
           Schedule:

                    (v) The operations of Midland and its Subsidiaries have been conducted, are and, as of the Closing Date, will be, in compliance with all Environmental Laws, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect on Midland;

                    (vi) Midland and its Subsidiaries have obtained and will
               maintain all permits, licenses and registrations, or applications relating thereto, and have made and will make all filings, reports and notices required under applicable Environmental Laws for the continued operations of their respective businesses, except such matters the lack or failure of which would not reasonably be expected to lead to a Material Adverse Effect on Midland;

                    (vii) Midland and its Subsidiaries are not subject to any
               outstanding written orders issued by, or contracts with, any Governmental Entity or other person respecting (A) Environmental Laws, (B) Remedial Action, (C) any Release or threatened Release of a Hazardous Material or (D) an assumption of responsibility for environmental liabilities of another person, except such orders or contracts the compliance with which would not reasonably be expected to have a Material Adverse Effect on Midland;

                    (viii) Midland and its Subsidiaries have not received any
               written communication alleging, with respect to any such party, the violation of or liability under any Environmental Law, which violation or liability would reasonably be expected to have a Material Adverse Effect on Midland;

                    (ix) Neither Midland nor any of its Subsidiaries has any
               contingent liability in connection with the Release of any Hazardous Material into the indoor or outdoor environment (whether on-site or off-site) or employee or third party exposure to Hazardous Materials that would reasonably be expected to lead to a Material Adverse Effect on Midland;

                    (x) The operations of Midland or its Subsidiaries involving the generation, transportation, treatment, storage or disposal of hazardous or solid waste, as defined and regulated under 40 C.F.R. Parts 260-270 (in effect as of the date of this Agreement) or any applicable state equivalent, are in compliance with applicable Environmental Laws, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect on Midland; and

                    (xi) To the knowledge of Midland, there is not now on or in any property of Midland or its Subsidiaries or any property for which Midland or its Subsidiaries is potentially liable any of the following: (A) any underground storage tanks or surface impoundments or (B) any on-site disposal of Hazardous Material, any of which ((A) or (B) preceding) could reasonably be expected to have a Material Adverse Effect on Midland.

          (p) INSURANCE. Schedule 3.1(p) of the Midland Disclosure Schedule sets forth an insurance schedule of Midland's and each of its Subsidiaries' directors' and officers' liability insurance, primary and excess casualty insurance policies, providing coverage for bodily injury and property damage to third parties, including products liability and completed operations coverage, and worker's compensation, in effect as of the date hereof. Midland maintains, and through the Closing Date will maintain, insurance in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to those of Midland and each of its Subsidiaries (taking into account the cost and availability of such insurance). Each of Midland and its Subsidiaries may terminate each of its insurance policies or binders at or after the Closing Date and will incur no penalties or other material costs in doing so. None of such policies or binders was obtained through the use of false or misleading information or the failure to provide the insurer with all information requested in order to evaluate the liabilities and risks insured. There is no material default with respect to any provision contained in any such policy or binder nor has Midland or any of its Subsidiaries failed to give any notice or present any claim under any such policy or binder in due and timely fashion. There are no billed but unpaid premiums past due under any such policy or binder. Except as otherwise disclosed on Schedule 3.1(p) of the Midland Disclosure Schedule, there are no outstanding claims under any such policies or binders and, to the knowledge of Midland, there has not occurred any event that might reasonably form the basis of any claim against or relating to Midland or any of its Subsidiaries is not covered by any of such policies or binders. No notice of cancellation or non-renewal of any such policies or binders has been received. Except as otherwise disclosed on Schedule 3.1(p) of the Midland Disclosure Schedule, there are no performance bonds outstanding with respect to Midland or any of its Subsidiaries.

          (q) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed on
     Schedule 3.1(q) of the Midland Disclosure Schedule or as contemplated by this Agreement, since December 31, 1997 none of Midland or any of its Subsidiaries has done any of the following:

             (i) Discharged or satisfied any Lien or paid any obligation or liability, absolute or contingent, other than current liabilities incurred and paid in the ordinary course of business and consistent with past practices;

             (ii) Paid or declared any dividends or distributions, purchased, redeemed, acquired, or retired any indebtedness, stock, or other securities from its shareholders or other securityholders, made any loans or advances or guaranteed any loans or advances to any Person (other than loans, advances, or guaranties made in the ordinary course of business and consistent with past practices), or otherwise incurred or suffered to exist any liabilities (other than current liabilities incurred in the ordinary course of business and consistent with past practices);

             (iii) Except for Permitted Encumbrances suffered or permitted any Lien to arise or be granted or created against or upon any of its assets;

             (iv) Cancelled, waived, or released any rights or claims against, or indebtedness owed by, third parties;

             (v) Amended its certificate or articles of incorporation or bylaws or comparable organizational documents;

             (vi) Made or permitted any amendment, supplement, modification, or termination of any Midland Material Agreement;

             (vii) Paid or made any agreement to pay any severance or termination payment to any employee or consultant;

             (viii) Sold, transferred, assigned, or otherwise disposed of (A) any Oil and Gas Interests of Midland that, individually or in the aggregate, had a value at the time of such transfer, assignment, or disposition of $50,000 or more or (B) any other assets (including any undeveloped leasehold acreage) that, individually or in the aggregate, had a value at the time of such transfer, assignment, or disposition of $50,000 or more; provided, however, that this paragraph shall not apply to Hydrocarbons sold in the ordinary course of business and consistent with past practices;

             (ix) Made any investment in or contribution, payment, or advance to any Person (other than investments, contributions, payments, or advances, or commitments with respect thereto, made in the ordinary course of business and consistent with past practices).

             (x) Granted present or future increases in the rates of compensation or other benefits payable to any of its directors, officers, or other executive personnel or any consultant or paid any bonuses to such Persons;

             (xi) Paid, loaned, or advanced (other than the payment, advance or reimbursement of expenses in the ordinary course of business) any amounts to, or sold, transferred, or leased any of its assets to, or entered into any other transactions with, any of its Affiliates;

             (xii) Waived any rights of material value;

             (xiii) Suffered any material damage, destruction, or loss, whether or not covered by insurance, affecting its assets or prospects;

             (xiv) Made any change in any of the accounting principles followed by it or the method of applying such principles;

             (xv) Suffered any material labor trouble or any material controversies with any of its employees or collective bargaining association representing any of its employees;

             (xvi) Entered into any other transactions (other than this Agreement) except in the ordinary course of business and consistent with past practices;

             (xvii) Taken any of the actions referred to in Section 4.1 except as would have been permitted or required thereby had such Section been applicable at the time of such action;

             (xviii) Agreed, whether in writing or otherwise, to do any of the foregoing; or

             (xix) Suffered any material adverse change or trend in its financial position, results of operations, or business (other than changes or trends, including changes or trends in commodity prices, generally prevalent in or affecting the oil and gas industry).

          (r) GOVERNMENTAL REGULATION. None of Midland or any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, the Investment Company Act of 1940, or any state public utilities code.

          (s) NO RESTRICTIONS. Except as otherwise disclosed on Schedule 3.1(s) of the Midland Disclosure Schedule, none of Midland or any of its Subsidiaries is a party to (i) any agreement, indenture, or other instrument that contains restrictions with respect to the payment of dividends or other distributions with respect to its capital, (ii) any financial arrangement with respect to or creating any indebtedness to any Person (other than indebtedness reflected in the Midland SEC Documents or indebtedness incurred in the ordinary course of business), (iii) any agreement, contract, or commitment relating to the making of any advance to, or investment in, any Person (other than advances in the ordinary course of business), (iv) any guaranty or other contingent liability with respect to any indebtedness or obligation of any

     Person (other than guaranties undertaken in the ordinary course of business and other than the endorsement of negotiable instruments for collection in the ordinary course of business), (v) any management, service, consulting, or other contract of a similar nature that cannot be terminated by Midland or any of its Subsidiaries, as the case may be, upon written notice of 30 days or less and without penalty or other obligation, or (vi) any agreement, contract, or commitment limiting in any respect its ability to compete with any Person or otherwise conduct business of any line or nature.

          (t) AUDITS AND SETTLEMENTS. Except as otherwise disclosed on Schedule 3.1(t) of the Midland Disclosure Schedule, none of Midland or any of its Subsidiaries is a party or subject to any unresolved or incomplete audit, accounting, or other settlement.

          (u) EMPLOYMENT CONTRACTS AND BENEFITS. Except as otherwise disclosed on Schedule 3.1(u) of the Midland Disclosure Schedule or otherwise provided for in any Midland Plan or Midland Benefit Program or Agreement, (i) none of Midland or any of its Subsidiaries is subject to or obligated under any consulting, employment, severance, termination, or similar arrangement, any employee benefit, incentive, deferred compensation plan with respect to any Person, or any bonus, profit sharing, pension, stock option, stock purchase, or similar plan or other arrangement or other fringe benefit plan entered into or maintained for the benefit of employees or any other Person and (ii) no employee of Midland or any of its Subsidiaries, or any other Person owns, or has any right granted by Midland or any of its Subsidiaries to acquire, any interest in any of the assets or business of Midland or any of its Subsidiaries.

          (v) ACCOUNTS RECEIVABLE. Except as otherwise disclosed on Schedule 3.1(v) of the Midland Disclosure Schedule, all of the accounts, notes, and loans receivable that have been recorded on the books of Midland or any of its Subsidiaries are bona fide and represent accounts, notes, and loans receivable validly due for goods sold or services rendered and are reasonably expected to be collected in full within 90 days after the applicable invoice or note maturity date (other than such accounts, notes, and loans receivable that, individually or in the aggregate, do not have a book value as of the date hereof in excess of $25,000). Except for Permitted Encumbrances, all of such accounts, notes, and loans receivable are free and clear of any and all Liens and other adverse claims and charges, and none of such accounts, notes, or loans receivable is subject to any offsets or claims of offset. None of the obligors on such accounts, notes, or loans receivable has given notice to Midland or any of its Subsidiaries that it will or may refuse to pay the full amount or any portion thereof.

          (w) TITLE TO ASSETS. Midland and its Subsidiaries (individually or collectively) have Defensible Title to all Oil and Gas Interests of Midland included or reflected in the Midland Engineering Report or the Midland Financial Statements. Each Oil and Gas Interest included or reflected in the Midland Engineering Report entitles Midland and its Subsidiaries (individually or collectively) to receive not less than the undivided interest set forth in (or derived from) the Midland Engineering Report of all Hydrocarbons produced, saved, and sold from or attributable to such Oil and Gas Interest, and the portion of the costs and expenses of operation and development of such Oil and Gas Interest that is borne or to be borne by Midland and its Subsidiaries (individually or collectively) is not greater than the undivided interest set forth in (or derived from) the Midland Engineering Report. Except for Permitted Encumbrances, each of Midland and its Subsidiaries has good, marketable, and defensible title to its assets (other than the Oil and Gas Interests of Midland). All leases pursuant to which Midland or any of its Subsidiaries leases any assets are in full force and effect, and neither Midland or any of its Subsidiaries has received any notice of default under any such lease.

          (x) MIDLAND ENGINEERING REPORT. All information supplied to Williamson Petroleum Consultants, Inc. by or on behalf of Midland that was material to such firm's evaluation of Midland's Oil and Gas Interests in connection with the preparation of the Midland Engineering Report was (at the time supplied or as modified or amended prior to the issuance of the Midland Engineering Report) true and correct in all material respects. Except for changes in classification or values of oil and gas reserve or property interests that occurred in the ordinary course of business since December 31, 1997 and except for changes (including changes in commodity prices) generally affecting the oil and gas industry, there has been no Material Adverse Change with respect to the matters addressed in the Midland Engineering Report.

          (y) OIL AND GAS OPERATIONS. Except as otherwise disclosed on Schedule 3.1(y):

             (i) None of the wells included in the Oil and Gas Interests of Midland has been overproduced such that it is subject or liable to being shut-in or to any overproduction penalty, except where any such overproduction could not reasonably be expected to have a Material Adverse Effect on Midland;

             (ii) There have been no changes proposed in the production allowables for any wells included in the Oil and Gas Interests of Midland that could reasonably be expected to have a Material Adverse Effect on Midland;

             (iii) All wells included in the Oil and Gas Interests of Midland have been drilled and (if completed) completed, operated, and produced in accordance with good oil and gas field practices and in compliance in all material respects with applicable oil and gas leases and applicable laws, rules, and regulations, except where any failure or violation could not reasonably be expected to have a Material Adverse Effect on Midland;

             (iv) None of Midland or any of its Subsidiaries has agreed to or is now obligated to abandon any well operated by any of them and included in the Oil and Gas Interests of Midland that is or will not be abandoned and reclaimed in accordance with applicable laws, rules, and regulations and good oil and gas industry practices;

             (v) Proceeds from the sale of Hydrocarbons produced from and attributable to Midland's Oil and Gas Interests are being received by Midland or its Subsidiaries in a timely manner and are not being held in suspense for any reason (except for amounts, individually or in the aggregate, not in excess of $25,000 and held in suspense in the ordinary course of business); and

             (vi) No Person has any call on, option to purchase, or similar rights with respect to Midland's Oil and Gas Interests or to the production attributable thereto, and upon consummation of the transactions contemplated by this Agreement, Midland and its Subsidiaries will have the right to market production from Midland's Oil and Gas Interests on terms no less favorable than the terms upon which such company is currently marketing such production.

          (z) HYDROCARBON SALES AND PURCHASE AGREEMENTS. Except as otherwise disclosed on Schedule 3.1(z) of the Midland Disclosure Schedule:

             (i) None of the Hydrocarbon Sales Agreements of Midland or Hydrocarbon Purchase Agreements of Midland has required since December 31, 1997, or will require as of or after the Closing Date, Midland or any of its Subsidiaries (A) to have sold or delivered, or to sell or deliver, Hydrocarbons for a price materially less than the market value price that would have been, or would be, received pursuant to any arm's-length contract for a term of one month with an unaffiliated third-party purchaser or (B) to have purchased or received, or to purchase or receive, Hydrocarbons for a price materially greater than the market value price that would have been, or would be, paid pursuant to an arm's-length contract for a term of one month with an unaffiliated third-party seller;

             (ii) Each of the Hydrocarbon Agreements of Midland is valid, binding, and in full force and effect, and no party is in material breach or default of any Hydrocarbon Agreement of Midland, and to the knowledge of Midland, no event has occurred that with notice or lapse of time (or both) would constitute a material breach or default or permit termination, modification, or acceleration under any Hydrocarbon Agreement of Midland;

             (iii) There have been no claims from any third party for any price reduction or increase or volume reduction or increase under any of the Hydrocarbon Agreements of Midland, and none of Midland or any of its Subsidiaries has made any claims for any price reduction or increase or volume reduction or increase under any of the Hydrocarbon Agreements of Midland;

             (iv) Payments for Hydrocarbons sold pursuant to each Hydrocarbon Sales Agreement of Midland have been made (subject to adjustment in accordance with such Hydrocarbon Sales

        Agreements) materially in accordance with prices or price setting mechanisms set forth in such Hydrocarbon Sales Agreements;

             (v) No purchaser under any Hydrocarbon Sales Agreement of Midland has notified Midland or any of its Subsidiaries (or, to the knowledge of Midland, the operator of any property) of its intent to cancel, terminate, or renegotiate any Hydrocarbon Sales Agreement of Midland or otherwise to fail and refuse to take and pay for Hydrocarbons in the quantities and at the price set out in any Hydrocarbon Sales Agreement, whether such failure or refusal was pursuant to any force majeure, market out, or similar provisions contained in such Hydrocarbon Sales Agreement or otherwise;

             (vi) None of Midland or any of its Subsidiaries is obligated in any Hydrocarbon Sales Agreement by virtue of any prepayment arrangement, a "take-or-pay" or similar provision, a production payment, or any other arrangements to deliver Hydrocarbons produced from an Oil and Gas Interest of Midland at some future time without then or thereafter receiving payment therefor;

             (vii) Midland and its Subsidiaries, collectively, are not obligated, due to production and pipeline gas imbalances, to deliver gas having a market value in excess of $50,000 without receiving payment therefor; and

             (viii) The Hydrocarbon Agreements of Midland are of the type generally found in the oil and gas industry, do not (individually or in the aggregate) contain unusual or unduly burdensome provisions that may have a Material Adverse Effect on Midland, and are in form and substance considered normal within the oil and gas industry.

          (aa) FINANCIAL AND COMMODITY HEDGING. Schedule 3.1(aa) of the Midland Disclosure Schedule accurately summarizes the outstanding Hydrocarbon and financial hedging positions of Midland and its Subsidiaries (including fixed price controls, collars, swaps, caps, hedges, and puts).

          (bb) COMMITTED CAPITAL EXPENDITURES. Schedule 3.1(bb) of the Midland Disclosure Schedule is a true, accurate, and complete list of all commitments (including AFEs) pursuant to which Midland or any of its Subsidiaries has paid or incurred since December 31, 1997, or is obligated to pay or incur after the date hereof, drilling or capital expenditures in excess of $25,000 with respect to any well, and except as otherwise disclosed on Schedule 3.1(bb) of the Midland Disclosure Schedule, the aggregate amount of drilling and capital expenditures with respect to oil and gas wells that Midland and its Subsidiaries have paid or incurred since December 31, 1997 or are obligated to pay or incur after the date hereof does not exceed $500,000.

          (cc) BUSINESS RELATIONS. To the knowledge of Midland, since December 31, 1997, there has been no termination, cancellation, or limitation of, or any material modification or change in, the material business relationships of Midland or any of its Subsidiaries with any material supplier or customer or any partner or joint venture partner nor has there been any material development relating to any such supplier, customer, partner, or joint venture partner that could reasonably be expected to have a Material Adverse Effect on Midland.

          (dd) BOOKS AND RECORDS. All books, records, and files of Midland and its Subsidiaries (including those pertaining to Midland's Oil and Gas Interests, wells, and other assets, those pertaining to the production, gathering, transportation, and sale of Hydrocarbons, and corporate, accounting, financial, and employee records) (i) have been prepared, assembled, and maintained in accordance with usual and customary policies and procedures and (ii) fairly and accurately reflect the ownership, use, enjoyment, and operation by Midland and its Subsidiaries of their respective assets.

          (ee) BROKERS. Except as disclosed in Schedule 3.1(ee), no broker, finder, investment banker, or other Person is or will be, in connection with the transactions contemplated by this Agreement, entitled to any brokerage, finder's, or other fee or compensation based on any arrangement or agreement made by or on behalf of Midland and for which Newco, Midland or any Subsidiary of Midland.

          (ff) VOTE REQUIRED. The affirmative vote of the holders of at least two-thirds of the outstanding shares of Midland Common Stock is the only vote of the holders of any class or series of Midland capital stock or other voting securities necessary to approve this Agreement, the Midland Merger, and the transactions contemplated hereby.

          (gg) DISCLOSURE AND INVESTIGATION. No representation or warranty of Midland contained in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein not misleading. The Responsible Officers, individually or collectively, of Midland and its Subsidiaries have conducted, or have caused the respective officers, employees, representatives, or agents of Midland and its Subsidiaries to conduct, such investigations and inquiries that they reasonably believe most likely to confirm the truth and accuracy of each of the representations and warranties contained in this Section.

          (hh) FAIRNESS OPINION. Midland has received an oral opinion from Dain Rauscher Incorporated to the effect that the consideration to be received in the Midland Merger by the holders of shares of Midland Common Stock is fair to such holders from a financial point of view and such opinion has not been withdrawn, revoked, or modified.

     3.2 REPRESENTATIONS AND WARRANTIES OF VISTA. Vista hereby represents and warrants to Midland as follows:

          (a) ORGANIZATION, STANDING AND POWER. Each of Vista, the General Partner and Vista Sub is a partnership or corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, has all requisite power and authority to own, lease, and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership, or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not have a Material Adverse Effect on Vista. Vista has heretofore delivered to Midland complete and correct copies of its Agreement of Limited Partnership, as amended to date. The jurisdiction of incorporation of the General Partner and Vista Sub is Texas. Vista has no Subsidiary other than Vista Sub.

          (b) CAPITAL STRUCTURE.

             (i) All outstanding Partnership Interests are validly issued and all capital contributions required to be made with respect to such Partnership Interests have been made in full. The outstanding Partnership Interests are subject to preemptive rights as set forth in the Agreement of Limited Partnership. The outstanding Partnership Interests have not been issued in violation of such preemptive rights. Except as set forth in this Section 3.2(b), the Agreement of Limited Partnership, or on Schedule 3.2(b) of the Vista Disclosure Schedule, there are outstanding: (1) no Partnership Interests, Voting Debt or other voting securities of Vista; (2) no securities of Vista or Vista Sub convertible into or exchangeable for Partnership Interests, Voting Debt or other voting securities of Vista or Vista Sub; and (3) no options, warrants, calls, rights (including preemptive rights), commitments, or agreements to which Vista or Vista Sub is a party or by which it is bound in any case obligating Vista or Vista Sub to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional Partnership Interests or any Voting Debt or other voting securities of Vista or of Vista Sub, or obligating Vista or Vista Sub to grant, extend, or enter into any such option, warrant, call, right, commitment, or agreement. Except for the Agreement of Limited Partnership, there are not as of the date hereof and there will not be at the Effective Time any voting trusts or other agreements or understandings to which Vista is a party or by which it is bound relating to the voting of any Partnership Interests that will limit in any way the solicitation of consents by or on behalf of Vista from, or the casting of votes by, the partners of Vista with respect to the Vista Exchange. All outstanding shares of capital stock of Vista Sub are owned by Vista, free and clear of all Liens. There are no restrictions on Vista to vote the capital stock of Vista Sub

             (ii) As of the date hereof, the authorized capital stock of the General Partner consists of 100,000 shares of GP Common Stock. At the close of business on April 30, 1998, 79,254 shares of GP Common Stock were issued and outstanding and no shares of GP Common Stock are held by the General Partner in its treasury. No shares of GP Common Stock are reserved for issuance for any other purpose. No Voting Debt on any matters on which shareholders of the General Partner may vote are issued and outstanding. All outstanding shares of GP Common Stock are validly issued, fully paid, and nonassessable and are not subject to preemptive rights. Except as described above, there are outstanding (A) no shares of GP Common Stock, Voting Debt or other voting securities of the General Partner; (B) no securities of the General Partner convertible into or exchangeable for shares of GP Common Stock, Voting Debt or other voting securities of the General Partner; and (C) no options, warrants, calls, rights (including preemptive rights), commitments, or agreements to which the General Partner is a party or by which it is bound in any case obligating the General Partner to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of GP Common Stock or any Voting Debt or other voting securities of the General Partner, or obligating the General Partner to grant, extend, or enter into any such option, warrant, call, right, commitment, or agreement.

          (c) AUTHORITY; NO VIOLATIONS; CONSENTS AND APPROVALS.

             (i) The General Partner has approved the Vista Exchange and this Agreement, and declared the Vista Exchange and this Agreement to be in the best interests of the shareholders of the General Partner and the limited partners of Vista. Vista has all requisite partnership power and authority to enter into this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the General Partner and all necessary partnership action on the part of Vista. This Agreement has been duly executed and delivered by Vista and, assuming this Agreement constitutes the valid and binding obligation of Midland, Newco, and Merger Sub, constitutes a valid and binding obligation of Vista enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

             (ii) Except as set forth on Schedule 3.2(c) of the Vista Disclosure Schedule, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, or acceleration of any material obligation or to the loss of a material benefit under, or give rise to a right of purchase under, result in the creation of any Lien upon any of the properties or assets of Vista, the General Partner or Vista Sub under, or otherwise result in a material detriment to Vista, the General Partner or Vista Sub under, any provision of (A) the Agreement of Limited Partnership or any provision of the Articles of Incorporation or Bylaws the General Partner or Vista Sub, (B) any loan or credit agreement, note, bond, mortgage, indenture, lease, or other agreement, instrument, permit, concession, franchise, or license applicable to Vista, the General Partner or Vista Sub, (C) any joint venture or other ownership arrangement, or (D) any judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to Vista, the General Partner or Vista Sub or any of their respective properties or assets, other than, in the case of clause (B) or (C) in this subsection, any such conflicts, violations, defaults, rights, Liens that, individually or in the aggregate, would not have a Material Adverse Effect on Vista, materially impair the ability of Vista to perform its obligations hereunder, or prevent the consummation of any of the transactions contemplated hereby.

             (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any Governmental Entity, is required by or with respect to Vista, the General Partner or Vista Sub in connection with the execution and delivery of this Agreement by Vista or the consummation by Vista of the transactions contemplated hereby, as to which the failure to obtain or make would have a Material Adverse Effect on Vista, except for (A) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws, or environmental laws; (B) such filings and approvals as may be required by any foreign premerger notification, securities, corporate or other law, rule or regulation; and (C) any such consent, approval, order, authorization, registration, declaration, filing, or permit that the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect on Vista, materially impair the ability of Vista to perform its obligations hereunder, or prevent the consummation of any of the transactions contemplated hereby.

          (d) FINANCIAL STATEMENTS AND MATERIAL AGREEMENTS. Vista has made available to Midland a true and complete copy of (i) each of the Vista Material Agreements and (ii) the audited consolidated balance sheets of Vista and its sole Subsidiary as of December 31, 1997, together with the audited consolidated statements of operations, partners' capital, and cash flows of Vista and its sole Subsidiary for the year then ended, and the notes thereto, accompanied by the reports thereon of Arthur Andersen LLP (such audited consolidated financial statements of Vista collectively being referred to as the "Financial Statements"). The Financial Statements were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in accordance with applicable requirements of GAAP the consolidated financial position of Vista and its consolidated sole Subsidiary as of their respective dates and the consolidated results of operations and the consolidated cash flows of Vista and its sole Subsidiary for year then ended.

          (e) INFORMATION SUPPLIED. None of the information supplied or to be supplied by Vista for inclusion or incorporation by reference in the S-4 to be filed with the SEC by Newco in connection with the issuance of shares of Newco Common Stock in the Midland Merger will, at the time the S-4 becomes effective under the Securities Act or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and none of the information supplied or to be supplied by Vista and included or incorporated by reference in the Proxy Statement will, at the date mailed to shareholders of Midland or at the time of the meeting of such shareholders to be held in connection with the Midland Merger or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Vista, the General Partner or Vista Sub, or with respect to other information supplied by Vista for inclusion in the Proxy Statement or S-4, shall occur which is required to be described in an amendment of, or a supplement to, the S-4 or the Proxy Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC.

          (f) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in, or reflected in the Financial Statements, or except as contemplated by this Agreement, since December 31, 1997, there has not been: (i) any declaration, setting aside, or payment of any distribution (whether in cash, stock or property) with respect to any of Vista's equity securities;
     (ii) any amendment of any material term of any outstanding equity security of Vista, the General Partner or Vista Sub; (iii) any repurchase, redemption, or other acquisition by Vista, the General Partner or Vista Sub of any outstanding shares of capital stock, Partnership Interests, or other equity securities of, or other ownership interests in, Vista, the General Partner or Vista Sub; (iv) any material change in any method of accounting or accounting practice or any tax method, practice, or election by Vista, the General Partner or Vista Sub; or (v) any other transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) that is reasonably likely to have a Material Adverse Effect on Vista, except for general economic changes and changes that may affect the industries of Vista, the General Partner or Vista Sub generally.

          (g) NO UNDISCLOSED MATERIAL LIABILITIES. Except as disclosed in the Financial Statements, as of the date hereof, there are no liabilities of Vista, the General Partner or Vista Sub of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that are reasonably likely to have a Material Adverse Effect on Vista, other than: (i) liabilities adequately provided for on the consolidated balance sheet of Vista and its sole Subsidiary dated as of December 31, 1997 (including the notes thereto), a copy of which has previously been provided to Midland; (ii) liabilities incurred in the ordinary course of business subsequent to December 31, 1997; and (iii) liabilities under this Agreement. The General Partner has not engaged in any business, operations or activities other than business, operations and activities undertaken in its capacity as general partner of Vista.

          (h) NO DEFAULT. Neither Vista, the General Partner nor Vista Sub is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the Agreement of Limited Partnership or the Articles of Incorporation and Bylaws of the General Partner or Vista Sub, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, or other agreement, instrument, permit, concession, franchise, or license to which Vista, the General Partner or Vista Sub is now a party or by which Vista, the General Partner or Vista Sub or any of their respective properties or assets is bound, or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to Vista, the General Partner or Vista Sub, except in the case of clauses (ii) and (iii) in this subsection for defaults or violations which in the aggregate would not have a Material Adverse Effect on Vista.

          (i) COMPLIANCE WITH APPLICABLE LAWS. Vista, the General Partner and Vista Sub hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Vista Permits"), except where the failure so to hold would not have a Material Adverse Effect on Vista. Vista, the General Partner and Vista Sub are in compliance with the terms of the Vista Permits, except where the failure so to comply would not have a Material Adverse Effect on Vista. The businesses of Vista, the General Partner and Vista Sub are not being conducted in violation of any law, ordinance, or regulation of any Governmental Entity, except for possible violations which would not have a Material Adverse Effect on Vista. As of the date of this Agreement, no investigation or review by any Governmental Entity with respect to Vista, the General Partner and Vista Sub is pending and of which Vista has knowledge or, to the knowledge of Vista as of the date hereof, threatened, other than those the outcome of which would not have a Material Adverse Effect on Vista.

          (j) LITIGATION. Except as disclosed on Schedule 3.2(j) of the Vista Disclosure Schedule, as of the date of this Agreement there is no suit, action or proceeding pending, or, to the knowledge of Vista, threatened against or affecting Vista, the General Partner or Vista Sub ("Vista Litigation"), and Vista, the General Partner and Vista Sub have no knowledge of any facts that are likely to give rise to any Vista Litigation, that (in any case) is reasonably likely to have a Material Adverse Effect on Vista, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Vista, the General Partner or Vista Sub ("Vista Order") that is reasonably likely to have a Material Adverse Effect on Vista or its ability to consummate the transactions contemplated by this Agreement. Schedule 3.2(j) of the Vista Disclosure Schedule contains an accurate and complete list of all suits, actions and proceedings pending or, to the knowledge of Vista, threatened against or affecting Vista, the General Partner or Vista Sub as of the date hereof.

          (k) TAXES. Except as set forth on Schedule 3.2(k) of the Vista Disclosure Schedule:

             (i) Each of Vista, the General Partner and Vista Sub and any affiliated, consolidated, combined, unitary or similar group of which Vista, the General Partner and Vista Sub is or was a member has (A) duly filed on a timely basis (taking into account any extensions) all U.S. federal income Tax Returns, and all other material Tax Returns, required to be filed or sent by or with respect to it, (B) duly paid or deposited on a timely basis all Taxes that are shown to be due and payable on or with respect to such Tax Returns, and all material Taxes that are otherwise due and payable (except for audit adjustments not material in the aggregate or to the extent that liability therefor is reserved for in Vista's most recent audited financial statements) for which Vista, the General Partner or Vista Sub may be liable, (C) established reserves that are adequate for the payment of all material Taxes not yet due and payable with respect to the results of operations of

        Vista, the General Partner and Vista Sub through the date hereof, and
        (D) complied in all material respects with all applicable laws, rules and regulations relating to the reporting, payment and withholding of Taxes that are required to be withheld from payments to employees, independent contractors, creditors, shareholders or any other third party and has in all material respects timely withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over.

             (ii) Schedule 3.2(k) of the Vista Disclosure Schedule sets forth
        (A) the last taxable period through which the federal income Tax Returns of Vista, the General Partner and Vista Sub have been audited by the IRS or for which the statute of limitations for assessment has otherwise closed and (B) any affiliated, consolidated, combined, unitary or similar group or Tax Return in which Vista, the General Partner or Vista Sub is or has been a member or joins or has joined in the filing. Except to the extent being contested in good faith, all material deficiencies asserted as a result of such examinations and any examination by any applicable taxing authority have been paid, fully settled or adequately provided for in Vista's most recent audited financial statements. Except as disclosed in Schedule 3.2(k) of the Vista Disclosure Schedule, no audits or other administrative proceedings or court proceedings are presently pending, or to the knowledge of Vista, threatened, with regard to any Taxes for which Vista, the General Partner or Vista Sub would be liable, and no material deficiency for any Taxes has been proposed, asserted or assessed (whether by examination report or prior to completion of examination by means of notices of proposed adjustment or other similar requests or notices) pursuant to such examination against Vista, the General Partner or Vista Sub by any taxing authority with respect to any period.

             (iii) Neither Vista, the General Partner nor Vista Sub has executed or entered into (or prior to the close of business on the Closing Date will execute or enter into) with the IRS or any taxing authority (A) any agreement or other document extending or having the effect of extending the period for assessment or collection of any income or franchise Taxes for which Vista, the General Partner or Vista Sub would be liable or (B) a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local, foreign or other income tax law, which will require any increase in taxable income or alternative minimum taxable income, or any reduction in tax credits, for Vista, the General Partner or Vista Sub for any taxable period ending after the Closing Date.

             (iv) Except as disclosed in Schedule 3.2(k) of the Vista Disclosure Schedule, neither Vista, the General Partner nor Vista Sub is a party to an agreement that provides for the payment of any amount that would constitute a "parachute payment" within the meaning of Section 280G of the Code or that would constitute compensation whose deductibility is limited under Section 162(m) of the Code.

             (v) Except as disclosed in Schedule 3.2(k) of the Vista Disclosure Schedule, neither Vista, the General Partner nor Vista Sub is a party to, is bound by or has any obligation under any tax sharing or allocation agreement or similar agreement or arrangement.

             (vi) There are no requests for rulings or outstanding subpoenas from any taxing authority for information with respect to Taxes of Vista, the General Partner or Vista Sub and, to the knowledge of Vista, no material reassessments (for property or ad valorem Tax purposes) of any assets or any property owned or leased by Vista, the General Partner or Vista Sub have been proposed in written form.

             (vii) Neither Vista, the General Partner nor Vista Sub has agreed to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method of Vista or any of its Subsidiaries, and neither Vista, the General Partner nor Vista Sub has any application pending with any taxing authority requesting permission for any changes in any accounting method of Vista, the General Partner or Vista Sub To the knowledge of Vista, neither the IRS nor any other taxing authority has proposed in writing, and neither Vista, the General Partner nor Vista Sub is otherwise required to make, any such adjustment or change in accounting method.

             (viii) Vista has properly qualified to be treated as a partnership for federal (and, where permissible, state) income Tax purposes and has not, at any time, been required to be taxed as an association taxable as a corporation for federal income Tax purposes under any provision of the Code or elected to be taxable as a corporation for federal income Tax purposes.

          (l) EMPLOYEE BENEFIT MATTERS. (i) Schedule 3.2(l)(i) provides a description of each of the following which is sponsored, maintained or contributed to by Vista, the General Partner, or Vista Sub (the "Vista Group") for the benefit of the employees of the Vista Group, former employees of the Vista Group, directors of the Vista Group, former directors of the Vista Group, or any agents, consultants, or similar representatives providing services to or for the Vista Group, or has been so sponsored, maintained or contributed to within six years prior to the Closing Date for the benefit of such individuals:

             (A) each "employee benefit plan," as such term is defined in
        Section 3(3) of ERISA (including, but not limited to, employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA) ("Vista Plan");

             (B) each personnel policy, stock option plan, stock purchase plan, stock appreciation rights, phantom stock plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding which is not described in Section 3.2(l)(i)(A) ("Vista Benefit Program or Agreement").

          (ii) True, correct and complete copies of each of the Vista Plans, related trusts, insurance or group annuity contracts and each other funding or financing arrangement relating to any Vista Plan, including all amendments thereto, have been furnished to Midland. There has also been furnished to Midland, with respect to each Vista Plan required to file such report and description, the most recent report on Form 5500 and the summary plan description. True, correct and complete copies or descriptions of all Vista Benefit Programs or Agreements have also been furnished to Midland. A schedule of employer expenses with respect to each Vista Plan or Vista Benefit Program or Agreement for the current plan year and past plan year has been furnished to Midland along with any administration agreement associated with any Vista Plan. Additionally, the most recent determination letter from the IRS for each of the Vista Plans intended to be qualified under Section 401 of the Code, and any outstanding determination letter application for such plans has been furnished.

          (iii) Except as otherwise set forth on Schedule 3.2(l)(iii),

             (A) Each Vista Plan or Vista Benefit Program or Agreement has been administered in compliance with its terms, the applicable provisions of ERISA, the Code and all other applicable laws and the terms of all applicable collective bargaining agreements;

             (B) There are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of a member of the Vista Group, threatened against, or with respect to, any of the Vista Plans or Vista Benefit Programs or Agreements or their assets;

             (C) As to any Vista Plan intended to be qualified under Section 401 of the Code, there has been no termination or partial termination of the Vista Plan within the meaning of Section 411(d)(3) of the Code;

             (D) No act, omission or transaction has occurred which would result in imposition on a member of the Vista Group of (1) breach of fiduciary duty liability damages under Section 409 of ERISA, (2) a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or (3) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code;

             (E) To the knowledge of a member of the Vista Group, there is no matter pending (other than routine qualification determination filings) with respect to any of the Vista Plans before the IRS, the Department of Labor or the PBGC;

             (F) No trust funding a Vista Plan is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code;

          (iv) In connection with the consummation of the transaction contemplated by this Agreement, no payments have or will be made under the Vista Plans or Vista Benefit Programs or Agreements which, in the aggregate, would result in imposition of the sanctions imposed under Sections 280G and 4999 of the Code.

          (v) Except as otherwise set forth in Schedule 3.2(l)(v), no Vista Plan or Vista Benefit Program or Agreement provides retiree medical or retiree life insurance benefits to any person and a member of the Vista Group is not contractually or otherwise obligated (whether or not in writing) to provide any person with life insurance or medical benefits upon retirement or termination of employment, other than as required by the provisions of
     Section 601 through 608 of ERISA and Section 4980B of the Code. Additionally, each Vista Plan which is an "employee welfare benefit plan," as such term is defined in Section 3(1) of ERISA, may be unilaterally amended or terminated in its entirety without liability except as to benefits accrued thereunder prior to such amendment or termination.

          (vi) No Vista Plan is a multiemployer plan within the meaning of
     Section 3(37) of ERISA.

          (vii) Except as otherwise set forth in Schedule 3.2(l)(vii), no Vista Plan or Vista Benefit Program or Agreement provides that payments pursuant to such Vista Plan or Vista Benefit Program or Agreement may be made in securities of a member of the Vista Group or a Commonly Controlled Entity, nor does any trust maintained pursuant to any Vista Plan or Vista Benefit Program or Agreement hold any securities of a member of the Vista Group.

          (m) LABOR MATTERS. Except as set forth on Schedule 3.2(m) of the Vista Disclosure Schedule:

             (i) neither Vista, the General Partner nor Vista Sub is a party to any collective bargaining agreement or other current labor agreement with any labor union or organization, and there is no current union representation question involving employees of Vista, the General Partner or Vista Sub, nor does Vista, the General Partner or Vista Sub know of any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees;

             (ii) as of the date hereof, there is no unfair labor practice charge or grievance arising out of a collective bargaining agreement or other grievance procedure against Vista, the General Partner or Vista Sub pending, or, to the knowledge of Vista, the General Partner or Vista Sub, threatened, that has, or is reasonably likely to have, a Material Adverse Effect on Vista;

             (iii) as of the date hereof, there is no complaint, lawsuit or proceeding in any forum by or on behalf of any present or former employee, any applicant for employment or any classes of the foregoing alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship against Vista, the General Partner or Vista Sub pending, or, to the knowledge of Vista, the General Partner or Vista Sub, threatened, that has, or is reasonably likely to have, a Material Adverse Effect on Vista;

             (iv) Vista, the General Partner and Vista Sub are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, except for non-compliance that does not have, and is not reasonably likely to have, a Material Adverse Effect on Vista; and

             (v) As of the date hereof, there is no proceeding, claim, suit, action or governmental investigation pending or, to the knowledge of Vista, the General Partner or Vista Sub, threatened, in respect to which any current or former director, officer, employee or agent of Vista, the General Partner or Vista Sub is or may be entitled to claim indemnification from Vista, the General Partner or Vista Sub pursuant to the Agreement of Limited Partnership or any provision of the Articles of Incorporation or Bylaws of the General Partner or Vista Sub, as provided in any indemnification agreement to which Vista, the General Partner or Vista Sub is a party or pursuant to applicable law that has, or is reasonably likely to have, a Material Adverse Effect on Vista.

          (n) INTANGIBLE PROPERTY. Vista, the General Partner and Vista Sub possess or have adequate rights to use all material trademarks, trade names, patents, service marks, brand marks, brand names, computer programs, databases, industrial designs and copyrights necessary for the operation of the businesses of each of Vista, the General Partner and Vista Sub (collectively, the "Vista Intangible Property"), except where the failure to possess or have adequate rights to use such properties would not reasonably be expected to have a Material Adverse Effect on Vista. All of the Vista Intangible Property is owned or licensed by Vista, the General Partner or Vista Sub free and clear of any and all Liens, except those that are not reasonably likely to have a Material Adverse Effect on Vista, and neither Vista, the General Partner nor Vista Sub has forfeited or otherwise relinquished any Vista Intangible Property which forfeiture would result in a Material Adverse Effect on Vista. To the knowledge of Vista, the use of the Vista Intangible Property by Vista, the General Partner or Vista Sub does not, in any material respect, conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, copyright or any pending application therefor of any other person and there have been no claims made and neither Vista, the General Partner nor Vista Sub has received any notice of any claim or otherwise knows that any of the Vista Intangible Property is invalid or conflicts with the asserted rights of any other person or has not been used or enforced or has failed to have been used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Vista Intangible Property, except for any such conflict, infringement, violation, interference, claim, invalidity, abandonment, cancellation or unenforceability that would not reasonably be expected to have a Material Adverse Effect on Vista.

          (o) ENVIRONMENTAL MATTERS. Except as disclosed on Schedule 3.2(o) of the Vista Disclosure Schedule:

             (i) The operations of Vista, the General Partner and Vista Sub have been conducted, are and, as of the Closing Date, will be, in compliance with all Environmental Laws, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect on Vista;

             (ii) Vista, the General Partner and Vista Sub have obtained and will maintain all permits, licenses and registrations, or applications relating thereto, and have made and will make all filings, reports and notices required under applicable Environmental Laws for the continued operations of their respective businesses, except such matters the lack or failure of which would not reasonably be expected to lead to a Material Adverse Effect on Vista;

             (iii) Vista, the General Partner and Vista Sub are not subject to any outstanding written orders issued by, or contracts with, any Governmental Entity or other person respecting (A) Environmental Laws,
        (B) Remedial Action, (C) any Release or threatened Release of a Hazardous Material or (D) an assumption of responsibility for environmental liabilities of another person, except such orders or contracts the compliance with which would not reasonably be expected to have a Material Adverse Effect on Vista;

             (iv) Vista, the General Partner and Vista Sub have not received any written communication alleging, with respect to any such party, the violation of or liability under any Environmental Law, which violation or liability would reasonably be expected to have a Material Adverse Effect on Vista;

             (v) Neither Vista, the General Partner nor Vista Sub has any contingent liability in connection with the Release of any Hazardous Material into the indoor or outdoor environment (whether on-site or off-site) or employee or third party exposure to Hazardous Materials that would reasonably be expected to lead to a Material Adverse Effect on Vista;

             (vi) The operations of Vista, the General Partner or Vista Sub involving the generation, transportation, treatment, storage or disposal of hazardous or solid waste, as defined and regulated under 40 C.F.R. Parts 260-270 (in effect as of the date of this Agreement) or any applicable state equivalent, are in compliance with applicable Environmental Laws, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect on Vista; and

             (vii) To the knowledge of Vista, there is not now on or in any property of Vista, the General Partner or Vista Sub or any property for which Vista, the General Partner or Vista Sub is potentially liable any of the following: (A) any underground storage tanks or surface impoundments or (B) any on-site disposal of Hazardous Material, any of which ((A) or (B) preceding) could reasonably be expected to have a Material Adverse Effect on Vista.

          (p) INSURANCE. Schedule 3.2(p) of the Vista Disclosure Schedule sets forth an insurance schedule of Vista's, the General Partner's and Vista Sub's directors' and officers' liability insurance, primary and excess casualty insurance policies, providing coverage for bodily injury and property damage to third parties, including products liability and completed operations coverage, and worker's compensation, in effect as of the date hereof. Vista maintains, and through the Closing Date will maintain, insurance in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to those of Vista, the General Partner and Vista Sub (taking into account the cost and availability of such insurance). Each of Vista, the General Partner and Vista Sub may terminate each of its insurance policies or binders at or after the Closing Date and will incur no penalties or other material costs in doing so. None of such policies or binders was obtained through the use of false or misleading information or the failure to provide the insurer with all information requested in order to evaluate the liabilities and risks insured. There is no material default with respect to any provision contained in any such policy or binder nor has Vista, the General Partner or Vista Sub failed to give any notice or present any claim under any such policy or binder in due and timely fashion. There are no billed but unpaid premiums past due under any such policy or binder. Except as otherwise disclosed on Schedule 3.2(p) of the Vista Disclosure Schedule, there are no outstanding claims under any such policies or binders and, to the knowledge of Vista, there has not occurred any event that might reasonably form the basis of any claim against or relating to Vista, the General Partner or Vista Sub that is not covered by any of such policies or binders. No notice of cancellation or non-renewal of any such policies or binders has been received. Except as otherwise disclosed on Schedule 3.2(p) of the Vista Disclosure Schedule, there are no performance bonds outstanding with respect to Vista, the General Partner or Vista Sub.

          (q) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as otherwise disclosed on Schedule 3.2(q) of the Vista Disclosure Schedule or as contemplated by this Agreement, since December 31, 1997, neither Vista, the General Partner nor Vista Sub has done any of the following:

             (i) Discharged or satisfied any Lien or paid any obligation or liability, absolute or contingent, other than current liabilities incurred and paid in the ordinary course of business and consistent with past practices;

             (ii) Paid or declared any dividends or distributions, purchased, redeemed, acquired, or retired any indebtedness, stock, or other securities from its partners, shareholders, or other securityholders, made any loans or advances or guaranteed any loans or advances to any Person (other than loans, advances, or guaranties made in the ordinary course of business and consistent with past practices), or otherwise incurred or suffered to exist any liabilities (other than current liabilities incurred in the ordinary course of business and consistent with past practices);

             (iii) Except for Permitted Encumbrances, suffered or permitted any Lien to arise or be granted or created against or upon any of its assets;

             (iv) Cancelled, waived, or released any rights or claims against, or indebtedness owed by, third parties;

             (v) Amended the Agreement of Limited Partnership, in the case of Vista, or its articles of incorporation or bylaws, in the case of the General Partner and Vista Sub;

             (vi) Made or permitted any amendment, supplement, modification, or termination of any Vista Material Agreement;

             (vii) Paid or made any agreement to pay any severance or termination payment to any employee or consultant;

             (viii) Sold, transferred, assigned, or otherwise disposed of (A) any Oil and Gas Interests of Vista that, individually or in the aggregate, had a value at the time of such transfer, assignment, or disposition of $50,000 or more or (B) any other assets (including any undeveloped leasehold acreage) that, individually or in the aggregate, had a value at the time of such transfer, assignment, or disposition of $50,000 or more provided, however, that this paragraph shall not apply to Hydrocarbons sold in the ordinary course of business and consistent with past practices;

             (ix) Made any investment in or contribution, payment, or advance to any Person (other than investments, contributions, payments, or advances, or commitments with respect thereto, made in the ordinary course of business and consistent with past practices).

             (x) Granted present or future increases in the rates of compensation or other benefits payable to any of its directors, officers, or other executive personnel or any consultant or paid any bonuses to such Persons;

             (xi) Paid, loaned, or advanced (other than the payment, advance or reimbursement of expenses in the ordinary course of business) any amounts to, or sold, transferred, or leased any of its assets to, or entered into any other transactions with, any of its Affiliates;

             (xii) Waived any rights of material value;

             (xiii) Suffered any material damage, destruction, or loss, whether or not covered by insurance, affecting its assets or prospects;

             (xiv) Made any change in any of the accounting principles followed by it or the method of applying such principles;

             (xv) Suffered any material labor trouble or any material controversies with any of its employees or collective bargaining association representing any of its employees;

             (xvi) Entered into any other transactions (other than this Agreement) except in the ordinary course of business and consistent with past practices;

             (xvii) Taken any of the actions referred to in Section 4.1 except as would have been permitted or required thereby had such Section been applicable at the time of such action;

             (xviii) Agreed, whether in writing or otherwise, to do any of the foregoing; or

             (xix) Suffered any material adverse change or trend in its financial position, results of operations, or business (other than changes or trends, including changes or trends in commodity prices, generally prevalent in or affecting the oil and gas industry).

          (r) GOVERNMENTAL REGULATION. Neither Vista, the General Partner nor Vista Sub is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, the Investment Company Act of 1940, or any state public utilities code.

          (s) NO RESTRICTIONS. Except for the Agreement of Limited Partnership or as otherwise disclosed on Schedule 3.2(s) of the Vista Disclosure Schedule, neither Vista, the General Partner nor Vista Sub is a party to
     (i) any agreement, indenture, or other instrument that contains restrictions with respect to the payment of dividends or other distributions with respect to its capital,
     (ii) any financial arrangement with respect to or creating any indebtedness to any Person (other than indebtedness reflected in the Financial Statements or indebtedness incurred in the ordinary course of business),
     (iii) any agreement, contract, or commitment relating to the making of any advance to, or investment in, any Person (other than advances in the ordinary course of business), (iv) any guaranty or other contingent liability with respect to any indebtedness or obligation of any Person (other than guaranties undertaken in the ordinary course of business and other than the endorsement of negotiable instruments for collection in the ordinary course of business), (v) any management, service, consulting, or other contract of a similar nature that cannot be terminated by Vista, the General Partner or Vista Sub, as the case may be, upon written notice of 30 days or less and without penalty or other obligation, or (vi) any agreement, contract, or commitment limiting in any respect its ability to compete with any Person or otherwise conduct business of any line or nature.

          (t) AUDITS AND SETTLEMENTS. Except as otherwise disclosed on Schedule 3.2(t) of the Vista Disclosure Schedule, neither Vista, the General Partner nor Vista Sub is a party or subject to any unresolved or incomplete audit, accounting, or other settlement.

          (u) EMPLOYMENT CONTRACTS AND BENEFITS. Except as otherwise disclosed on Schedule 3.2(u) of the Vista Disclosure Schedule or otherwise provided for in any Vista Plan or Vista Benefit Program or Agreement, (i) neither Vista, the General Partner nor Vista Sub is subject to or obligated under any consulting, employment, severance, termination, or similar arrangement, any employee benefit, incentive, or deferred compensation plan with respect to any Person, or any bonus, profit sharing, pension, stock option, stock purchase, or similar plan or other arrangement or other fringe benefit plan entered into or maintained for the benefit of employees or any other Person and (ii) no employee of Vista, the General Partner, Vista Sub, or any other Person owns, or has any right granted by Vista, the General Partner or Vista Sub to acquire, any interest in any of the assets or business of Vista, the General Partner or Vista Sub.

          (v) ACCOUNTS RECEIVABLE. Except as otherwise disclosed on Schedule 3.2(v) of the Vista Disclosure Schedule, all of the accounts, notes, and loans receivable that have been recorded on the books of Vista, the General Partner or Vista Sub are bona fide and represent accounts, notes, and loans receivable validly due for goods sold or services rendered and are reasonably expected to be collected in full within 90 days after the applicable invoice or note maturity date (other than such accounts, notes, and loans receivable that, individually or in the aggregate, do not have a book value as of the date hereof in excess of $25,000). Except for Permitted Encumbrances, all of such accounts, notes, and loans receivable are free and clear of any and all Liens and other adverse claims and charges, and none of such accounts, notes, or loans receivable is subject to any offsets or claims of offset. None of the obligors on such accounts, notes, or loans receivable has given notice to Vista, the General Partner or Vista Sub that it will or may refuse to pay the full amount or any portion thereof.

          (w) TITLE TO ASSETS. Vista and Vista Sub (individually or collectively) have Defensible Title to all Oil and Gas Interests of Vista included or reflected in the Vista Engineering Report or the Financial Statements. Each Oil and Gas Interest included or reflected in the Vista Engineering Report entitles Vista and Vista Sub (individually or collectively) to receive not less than the undivided interest set forth in (or derived from) the Vista Engineering Report of all Hydrocarbons produced, saved, and sold from or attributable to such Oil and Gas Interest, and the portion of the costs and expenses of operation and development of such Oil and Gas Interest that is borne or to be borne by Vista and Vista Sub (individually or collectively) is not greater than the undivided interest set forth in (or derived from) the Vista Engineering Report. Except for Permitted Encumbrances, each of Vista and Vista Sub has good, marketable, and defensible title to its assets (other than the Oil and Gas Interests of Vista). All leases pursuant to which Vista or Vista Sub lease any assets are in full force and effect, and neither Vista nor Vista Sub has received any notice of default under any such lease.

          (x) VISTA ENGINEERING REPORT. All information supplied to Williamson Petroleum Consultants, Inc. by or on behalf of Vista that was material to such firm's evaluation of Vista's Oil and Gas Interests in connection with the preparation of the Vista Engineering Report was (at the time supplied or as modified or amended prior to the issuance of the Vista Engineering Report) true and correct in all material respects. Except for changes in classification or values of oil and gas reserve or property interests that occurred in the ordinary course of business since December 31, 1997 and except for changes (including changes in commodity prices) generally affecting the oil and gas industry, there has been no Material Adverse Change with respect to the matters addressed in the Vista Engineering Report.

          (y) OIL AND GAS OPERATIONS. Except as otherwise disclosed on Schedule 3.2(y):

             (i) None of the wells included in the Oil and Gas Interests of Vista has been overproduced such that it is subject or liable to being shut-in or to any owe overproduction penalty, except where any such overproduction could not reasonably be expected to have a Material Adverse Effect on Vista;

             (ii) There have been no changes proposed in the production allowables for, any wells included in the Oil and Gas Interests of Vista that could reasonably be expected to have a Material Adverse Effect on Vista;

             (iii) All wells included in the Oil and Gas Interests of Vista have been drilled and (if completed) completed, operated, and produced in accordance with good oil and gas field practices and in compliance in all material respects with applicable oil and gas leases and applicable laws, rules, and regulations, except where any failure or violation could not reasonably be expected to have a Material Adverse Effect on Vista;

             (iv) Neither Vista nor Vista Sub has agreed to or is now obligated to abandon any well operated by any of them and included in the Oil and Gas Interests of Vista that is or will not be abandoned and reclaimed in accordance with applicable laws, rules, and regulations and good oil and gas industry practices;

             (v) Proceeds from the sale of Hydrocarbons produced from and attributable to Vista's Oil and Gas Interests are being received by Vista or Vista Sub in a timely manner and are not being held in suspense for any reason (except for amounts, individually or in the aggregate, not in excess of $25,000 and held in suspense in the ordinary course of business); and

             (vi) No Person has any call on, option to purchase, or similar rights with respect to Vista's Oil and Gas Interests or to the production attributable thereto, and upon consummation of the transactions contemplated by this Agreement, Vista or Vista Sub will have the right to market production from Vista's Oil and Gas Interests on terms no less favorable than the terms upon which such company is currently marketing such production.

          (z) HYDROCARBON SALES AND PURCHASE AGREEMENTS. Except as otherwise disclosed on Schedule 3.2(z) of the Vista Disclosure Schedule:

             (i) None of the Hydrocarbon Sales Agreements of Vista or Hydrocarbon Purchase Agreements of Vista has required since December 31, 1997, or will require as of or after the Closing Date, Vista or Vista Sub (A) to have sold or delivered, or to sell or deliver, Hydrocarbons for a price materially less than the market value price that would have been, or would be, received pursuant to any arm's-length contract for a term of one month with an unaffiliated third-party purchaser or (B) to have purchased or received, or to purchase or receive, Hydrocarbons for a price materially greater than the market value price that would have been, or would be, paid pursuant to an arm's-length contract for a term of one month with an unaffiliated third-party seller;

             (ii) Each of the Hydrocarbon Agreements of Vista is valid, binding, and in full force and effect, and no party is in material breach or default of any Hydrocarbon Agreement of Vista, and to the knowledge of Vista, no event has occurred that with notice or lapse of time (or both) would constitute a material breach or default or permit termination, modification, or acceleration under any Hydrocarbon Agreement of Vista;

             (iii) There have been no claims from any third party for any price reduction or increase or volume reduction or increase under any of the Hydrocarbon Agreements of Vista, and neither Vista nor Vista Sub has made any claims for any price reduction or increase or volume reduction or increase under any of the Hydrocarbon Agreements of Vista;

             (iv) Payments for Hydrocarbons sold pursuant to each Hydrocarbon Sales Agreement of Vista have been made (subject to adjustment in accordance with such Hydrocarbon Sales Agreements) materially in accordance with prices or price setting mechanisms set forth in such Hydrocarbon Sales Agreements;

             (v) No purchaser under any Hydrocarbon Sales Agreement of Vista has notified Vista or Vista Sub (or, to the knowledge of Vista, the operator of any property) of its intent to cancel, terminate, or renegotiate any Hydrocarbon Sales Agreement of Vista or otherwise to fail and refuse to take and pay for Hydrocarbons in the quantities and at the price set out in any Hydrocarbon Sales Agreement, whether such failure or refusal was pursuant to any force majeure, market out, or similar provisions contained in the Hydrocarbon Sales Agreement or otherwise;

             (vi) Neither Vista nor Vista Sub is obligated in any Hydrocarbon Sales Agreement of Vista by virtue of any prepayment arrangement, a "take-or-pay" or similar provision, a production payment, or any other arrangements to deliver Hydrocarbons produced from an Oil and Gas Interest of Midland at some future time without then or thereafter receiving payment therefor;

             (vii) Vista and Vista Sub, collectively, are not obligated, due to production and pipeline gas imbalances, to deliver gas having a market value in excess of $50,000 without receiving payment therefor; and

             (viii) The Hydrocarbon Agreements of Vista are of the type generally found in the oil and gas industry, do not (individually or in the aggregate) contain unusual or unduly burdensome provisions that may have a Material Adverse Effect on Vista, and are in form and substance considered normal within the oil and gas industry.

          (aa) FINANCIAL AND COMMODITY HEDGING. Schedule 3.2(aa) of the Vista Disclosure Schedule accurately summarizes the outstanding Hydrocarbon and financial hedging positions of Vista and Vista Sub (including fixed price controls, collars, swaps, caps, hedges, and puts).

          (bb) COMMITTED CAPITAL EXPENDITURES. Schedule 3.2(bb) of the Vista Disclosure Schedule is a true, accurate, and complete list of all commitments (including AFEs) pursuant to which Vista or Vista Sub has paid or incurred since December 31, 1997, or is obligated to pay or incur after the date hereof, drilling or capital expenditures in excess of $25,000 with respect to any well, and except as otherwise set forth disclosed on
     Schedule 3.2(bb) of the Vista Disclosure Schedule, the aggregate amount of drilling and capital expenditures with respect to oil and gas wells that Vista and Vista Sub have paid or incurred since December 31, 1997 or are obligated to pay or incur after the date hereof does not exceed $500,000.

          (cc) BUSINESS RELATIONS. To the knowledge of Vista, since December 31, 1997, there has been no termination, cancellation, or limitation of, or any material modification or change in, the material business relationships of Vista, the General Partner or Vista Sub with any material supplier or customer or any partner or joint venture partner nor has there been any material development relating to any such supplier, customer, partner, or joint venture partner that could reasonably be expected to have a Material Adverse Effect on Vista.

          (dd) BOOKS AND RECORDS. All books, records, and files of Vista, the General Partner and Vista Sub (including those pertaining to Vista's Oil and Gas Interests, wells, and other assets, those pertaining to the production, gathering, transportation, and sale of Hydrocarbons, and corporate, accounting, financial, and employee records) (i) have been prepared, assembled, and maintained in accordance with usual and customary policies and procedures and (ii) fairly and accurately reflect the ownership, use, enjoyment, and operation by Vista, the General Partner and Vista Sub of their respective assets.

          (ee) BROKERS. No broker, finder, investment banker, or other Person is or will be, in connection with the transactions contemplated by this Agreement, entitled to any brokerage, finder's, or other fee or compensation based on any arrangement or agreement made by or on behalf of Vista.

          (ff) DISCLOSURE AND INVESTIGATION. No representation or warranty of Vista contained in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein not misleading. The Responsible Officers, individually or collectively, of Vista have conducted, or have caused the respective officers, employees, representatives, or agents of Vista, the General Partner and Vista Sub to conduct, such investigations and inquiries that they reasonably believe most likely to confirm the truth and accuracy of each of the representations and warranties contained in this Section.

     3.3 REPRESENTATIONS AND WARRANTIES OF NEWCO AND MERGER SUB. Newco, Merger Sub and Vista, jointly and severally, represent and warrant to Midland as follows:

          (a) ORGANIZATION, STANDING AND CORPORATE POWER. Each of Newco and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the its state of incorporation has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not have a Material Adverse Effect on Newco or Merger Sub, as applicable. Merger Sub has heretofore delivered to Midland complete and correct copies of its Articles of Incorporation and Bylaws. Complete and correct copies of Newco's Certificate of Incorporation and Bylaws are attached as Exhibit 3.3(a) hereto.

          (b) CAPITAL STRUCTURE.

             (i) As of the date hereof, the authorized capital stock of Newco consists of (x) 50,000,000 shares of common stock, $0.01 par value, 1,000 shares of which are issued and outstanding, all of which are owned of record and beneficially by Vista and (y) 10,000,000 shares of preferred stock, none of which is issued and outstanding. The outstanding share of capital stock of Newco is duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Upon consummation of the Merger and the Vista Exchange, the shares of Newco Common Stock to be issued pursuant to the Merger and the Vista Exchange will be duly authorized, and upon their issuance in accordance with the terms of this Agreement, validly issued, fully paid and nonassessable, and will not have been issued in violation of any preemptive rights. Newco does not, and at the Effective Time, except as expressly contemplated by this Agreement, Newco will not, have outstanding any options, warrants, calls, rights (including preemptive rights), commitments or agreements to which Newco or any Subsidiary of Newco will be a party or by which it will be bound in any case obligating Newco or any Subsidiary of Newco to issue, deliver, sell, purchase, redeem, or acquire, or cause to be issued, delivered, sold, purchased, redeemed, or acquired, additional shares of capital stock or any Voting Debt or other voting securities of Newco or any Subsidiary of Newco, or obligating Newco or any Subsidiary of Newco to grant, extend, or enter into any such option, warrant, call, right, commitment, or agreement.

             (ii) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, $0.01 par value, all of which are issued and outstanding and owned of record and beneficially by Newco. The outstanding share of capital stock of Merger Sub is duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Merger Sub does not, and at the Effective Time, except as contemplated by this Agreement, will not, have outstanding any options, warrants, calls, rights (including preemptive rights), commitments or agreements to which Merger Sub will be a party or by which it will be bound in any case obligating Merger Sub to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any Voting Debt or other voting securities of Merger

        Sub, or obligating Merger Sub to grant, extend, or enter into any such option, warrant, call, right, commitment, or agreement.

          (c) AUTHORITY; NO VIOLATIONS; CONSENTS AND APPROVALS. Each of Newco and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Newco and Merger Sub, and the consummation by each of them of the transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action on the part of each of them, including all necessary shareholder approval. This Agreement has been duly executed and delivered by each of Newco and Merger Sub, and, assuming this Agreement constitutes the valid and binding obligation of Vista and Midland, constitutes a valid and binding obligation of each of Newco and Merger Sub enforceable against each of them in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, or give rise to a right of purchase under, result in the creation of any Lien upon any of the properties or assets of Newco or Merger Sub under, or otherwise result in a material detriment to Newco or Merger Sub under, any provision of the Certificate of Incorporation or Bylaws of Newco or Merger Sub. No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any Governmental Entity is required by or with respect to Newco or Merger Sub in connection with the execution and delivery of this Agreement by, or the consummation of the transactions contemplated in this Agreement by, Newco or Merger Sub, except for: (i) the filing by Newco of the S-4 with the SEC with respect to the offer and sale of Newco Common Stock pursuant to the Midland Merger; (ii) the filing by Newco of a Form D Notice of Sale of Securities Pursuant to Regulation D with the SEC, with respect to the offer and sale of Newco Common Stock pursuant to the Vista Exchange, and such other compliance with the Securities Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the transactions contemplated hereby; (iii) the filing by Merger Sub of the Midland Articles of Merger with the Texas Secretary of State; (iv) the filing by Newco of the Vista Certificate of Merger with the Delaware Secretary of State and the Vista Articles of Merger with the Texas Secretary of State; (v) filings with, and approval of, the AMEX or Nasdaq; and (vi) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws, or environmental laws.

          (d) NO PRIOR ACTIVITIES. Except for this Agreement and the agreements and transactions contemplated herein, neither Newco nor Merger (i) Sub has entered into any agreements or arrangements with any person or (ii) is subject to or bound by any obligation or undertaking. Except as contemplated by this Agreement and the agreements and transactions contemplated herein, neither Newco nor Merger Sub has engaged, directly or indirectly, in any business activities of any type or kind.

                                   ARTICLE 4

                                   COVENANTS

     4.1 CONDUCT OF BUSINESS BY VISTA AND MIDLAND PENDING CLOSING. Prior to the Effective Time, (a) Midland agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement, or to the extent that Vista shall otherwise consent in writing) and (b)Vista agrees as to itself and Vista Sub that (except as expressly contemplated or permitted by this Agreement, or to the extent that Midland shall otherwise consent in writing) (for purposes of this Section 4.1 Midland and Vista each being a "Party"):

          (i) A Party and its Subsidiaries shall carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and shall use all commercially reasonable efforts to preserve intact its present business organizations, keep available the services of its current officers and employees and endeavor to preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect at the Effective Time;

          (ii) A Party shall not, and it shall not permit its Subsidiaries to, engage in any line of business in which it is not engaged as of the date hereof;

          (iii) A Party shall not, and it shall not permit its Subsidiaries to,
     (A) amend its certificate or articles of incorporation or by-laws or other organizational documents, (B)'split, combine, or reclassify any of its outstanding capital stock, partnership interests, or other securities,
     (C)'declare, set aside, or pay any dividends or other distributions (whether payable in cash, property, or securities) with respect to its capital stock, (D) issue, sell, or agree to issue or sell any securities, including its capital stock or other equity securities, any rights, options, or warrants to acquire its equity securities, or securities convertible into or exchangeable or exercisable for its equity securities (other than shares of Midland Common Stock issued pursuant to the exercise of any Midland Stock Option or any Midland Stock Warrant outstanding as of the date hereof), (E) purchase, cancel, retire, redeem, or otherwise acquire any of its outstanding equity securities or other securities, (F) merge or consolidate with, or transfer all or substantially all of its assets to, another corporation or other business entity, (G) liquidate, wind-up, or dissolve (or suffer any liquidation or dissolution), or (H) enter into any contract, agreement, commitment, or arrangement with respect to any of the foregoing;

          (iv) A Party shall not, and it shall not permit its Subsidiaries to,
     (A) acquire any corporation, partnership, or other business entity or any interest therein (other than interests in joint ventures, joint operation or ownership arrangements, or tax partnerships acquired in the ordinary course of business), (B) sell, lease or sublease, transfer, or otherwise dispose of or mortgage, pledge, or otherwise encumber any Oil and Gas Interests that, individually or in the aggregate, had a value at the time of such sale, lease, sublease, transfer, or disposition of $50,000 or more or any other assets that, individually or in the aggregate, have a value at the time of such sale, lease, sublease, transfer, or disposition of $50,000 or more (except that this clause shall not apply to the sale of Hydrocarbons in the ordinary course of business) (C) farm-out any Oil and Gas Interest of Midland or Vista, as applicable, or interest therein, (D) sell, transfer, or otherwise dispose of or mortgage, pledge, or otherwise encumber any securities of any other Person, (E) make any material loans, advances, or capital contributions to, or investments in, any Person (other than loans or advances in the ordinary course of business and consistent with past practices, (F) enter into any material agreement not terminable by such Party upon notice of 30 days or less and without penalty or other obligation (other than Hydrocarbon Agreements entered into in the ordinary course of business and consistent with past practices), (G) enter into any material transaction not in the ordinary course of business and not contemplated by this Agreement, (H) agree with any Person to limit or otherwise restrict in any manner the ability of such Party or any of its Subsidiaries to compete or otherwise conduct its business, or (I) enter into any contract, agreement, commitment, or arrangement with respect to any of the foregoing;

          (v) A Party shall not, and it shall not permit its Subsidiaries to,
     (A) incur any indebtedness for borrowed money or any other obligation or liability (other than current liabilities incurred in the ordinary course of business and consistent with past practices) in excess of its then current borrowing capacity under its existing senior bank facilities, (B) assume, endorse (other than endorsements of negotiable instruments in the ordinary course of business), guarantee, or otherwise become liable or responsible (whether directly, contingently, or otherwise) for the liabilities or obligations of any Person, or (C) enter into any contract, agreement, commitment, or arrangement with respect to any of the foregoing;

          (vi) A Party shall, and shall cause its Subsidiaries to, operate, maintain, and otherwise deal with the Oil and Gas Interests of such Party in accordance with good and prudent oil and gas field practices (including the making of all appropriate repairs, renewals, and replacements thereof) and in accordance with all applicable oil and gas leases and other contracts or agreements and all applicable laws, rules, and regulations;

          (vii) A Party shall not, and it shall not permit its Subsidiaries to, pay, agree to pay, or incur drilling or other capital expenditures with respect to oil and gas wells in excess of ten percent (10%) of its current drilling and capital expenditure budget as respectively set forth on Schedules 3.1(bb) and 3.2(bb) in the aggregate (in either case, other than expenditures necessary for the preservation or protection of the public safety or health under emergency circumstances);

          (viii) A Party shall not, and it shall not permit its Subsidiaries to, resign, or transfer or otherwise voluntarily relinquish any right it has as of the date of this Agreement, as operator of any Oil and Gas Interest;

          (ix) A Party shall not, and it shall not permit its Subsidiaries to,(A) enter into, or otherwise become liable or obligated under or pursuant to, (x) any employee benefit, pension, or other plan (whether or nor subject to ERISA), (y) any other stock option, stock purchase, incentive, or deferred compensation plans or arrangements or other fringe benefit plan, or (z) any consulting, employment, severance, termination, or similar agreement with any Person, or amend or extend any such plan, arrangement, or agreement, (B) hire any key employee, except for payments made pursuant to any plan, agreement, or arrangement disclosed on Schedule 3.1(l) of the Midland Disclosure Schedule or Schedule 3.2(l) of the Vista Disclosure Schedule, as applicable, grant, or otherwise become liable for or obligated to pay, any severance or termination payments, bonuses, or increases in compensation or benefits (other than payments, bonuses, or increases that are mandated by the terms of written agreements existing as of the date hereof or that are paid in the ordinary course of business, consistent with past practices, and not individually or in the aggregate material in amount) to, or forgive any indebtedness of, any employee or consultant, or (C) enter into any contract, agreement, commitment, or arrangement to do any of the foregoing;

          (x) A Party shall, and shall cause its Subsidiaries to, keep and maintain accurate books, records, and accounts in accordance with GAAP;

          (xi) A Party shall not, and it shall not permit its Subsidiaries to, create, incur, assume, or permit to exist any Lien on any of its assets, except for Permitted Encumbrances;

          (xii) A Party shall, and it shall permit its Subsidiaries to, (A) pay all Taxes, assessments, and other governmental charges imposed upon any of its assets or with respect to its franchises, business, income, or assets before any penalty or interest accrues thereon, (B) pay all claims (including claims for labor, services, materials, and supplies) that have become due and payable and which by law have or may become a Lien upon any of its assets prior to the time when any penalty or fine shall be incurred with respect thereto or any such Lien shall be imposed thereon, and (C) comply in all material respects with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Entity, obtain or take all Governmental Actions necessary in the operation of its business, and comply with and enforce the provisions of all Midland Material Agreements or Vista Material Agreements, as applicable, including paying when due all rentals, royalties, expenses, and other liabilities relating to its business or assets (provided, however, that such Party or any of its Subsidiaries may contest the imposition of any such Taxes, assessments, and other governmental charges, any such claim, or the requirements of any applicable law, rule, regulation, or order or any Midland Material Agreement or Vista Material Agreement, as applicable, if done so in good faith by appropriate proceedings, if adequate reserves are established in accordance with GAAP or as may be determined as sufficient by Midland's board of directors or the General Partner of Vista, as applicable, and if such contest does not involve a risk of a Material Adverse Effect on Midland or Vista, as applicable);

          (xiii) A Party shall, and it shall permit its Subsidiaries to, maintain in full force and effect the policies or binders of insurance described in Section 3.1(p) or Section'3.2(p), as applicable, and applicable to it;

          (xiv) A Party shall not, and it shall not permit its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease, or exchange of any assets, unless otherwise permitted hereby, or the rendering of any service) with any Affiliate of such Party (other than any of its Subsidiaries) on terms that are less favorable to such Party or any of its Subsidiaries, as the case may be, than those that could be obtained at the time from unaffiliated third parties;

          (xv) A Party shall not, and it shall not permit its Subsidiaries to, enter into, or otherwise be a party to, any, shareholder agreement, voting trust, or other agreement or understanding relating to the voting of any shares of the capital stock or other securities of such Party or any of its Subsidiaries (other than the Midland Voting Agreement); and

          (xvi) A Party shall, and it shall permit its Subsidiaries to, at all times preserve and keep in full force and effect its corporate existence and rights and franchises material to its performance under this Agreement.

     4.2 ACCESS TO ASSETS, PERSONNEL, AND INFORMATION. From the date hereof until the Effective Time, Midland agrees as to itself and its Subsidiaries that, and Vista agrees as to itself and its Subsidiaries that (for purposes of this Section 4.2, Midland and Vista each being a "Requesting Party" or the "Providing Party," as applicable):

          (a) A Providing Party shall afford to the Requesting Party and the Requesting Party's Representatives, at the Requesting Party's sole risk and expense, reasonable access to any of the assets, books and records (including files, Tax Returns, and accountants' workpapers), contracts, employees, representatives, and agents (including attorneys, accountants, and independent engineers) and facilities (including office facilities) of such Providing Party and its Subsidiaries, and shall upon request furnish promptly to the Requesting Party (at the Requesting Party's expense) a copy of any file, book or record, contract, or other written information concerning such Providing Party and its Subsidiaries (or any of their respective assets) that is within the possession or control of the Providing Party; provided, however, that a Providing Party shall not be obligated to provide access to or to furnish to a Requesting Party any information that the Providing Party is contractually obligated not to so disclose under a written confidentiality agreement; provided, further, that the Providing Party notifies the Requesting Party of such confidentiality agreement. If requested by the Requesting Party, however, the Providing Party shall use reasonable efforts to obtain the required consent to provide such information. During such period, the Providing Party will make available to a reasonable number of the Requesting Party's Representatives adequate office space and facilities at the principal office facility of such Providing Party and will permit a reasonable number of the Requesting Party's Representatives to observe, but not participate in, staff meetings at those facilities and other facilities of the Providing Party and its Subsidiaries.

          (b) As soon as practicable following a Requesting Party's request therefor, the Providing Party shall provide the Requesting Party with descriptions of all material assets (including such Providing Party's Oil and Gas Interests) sufficient to permit such Requesting Party to properly identify and evaluate such assets. Such descriptions shall include, with respect to the Providing Party's Oil and Gas Interests, an electronic (A) listing of all properties by name, well, and internal accounting and land number designation and (B) division of interest for all wells and properties by field or location and by well by field or location, identifiable by reference to the listing described in clause (i) above.

          (c) A Requesting Party and the Requesting Party's Representatives shall have the right to make an environmental and physical assessment of the assets of the Providing Party and its Subsidiaries and, in connection therewith, shall have the right to enter and inspect such assets and all buildings and improvements thereon, conduct soil and water tests and borings, and generally conduct such tests, examinations, investigations, and studies as such Requesting Party deems necessary, desirable, or appropriate for the preparation of engineering or other reports relating to such assets, their condition, and the presence of Hazardous Materials. The Providing Party shall be provided 24 hours' prior notice of the activities, and the Providing Party's Representatives shall have the right to witness all such tests and investigations. The Requesting Party shall (and shall cause the Requesting Party's Representatives to) keep any data or information acquired by any such examinations and the results of any analyses of such data and information strictly confidential and will not (and will cause the Requesting Party's Representative not to) disclose any of such data, information, or results to any Person unless otherwise required by law or regulation and then only after written notice to the Providing Party of the determination of the need for disclosure. The Requesting Party hereby indemnifies and holds the Providing Party and its Subsidiaries, and the Providing Party's Representatives harmless from and against any and all claims arising out of or as a result of the activities of the Requesting Party and the Requesting Party's Representatives on the assets of the Providing Party and its Subsidiaries in connection with conducting such environmental and physical assessment, except to the extent of and limited by the gross negligence or willful misconduct of the Providing Party and its Subsidiaries, or any of the Providing Party's Representatives or any failure of any of them to warn the Requesting Party and the Requesting Party's Representatives of known hazardous or dangerous conditions.

          (d) A Providing Party will fully and accurately disclose, and will cause each of its Subsidiaries to fully and accurately disclose, to the Requesting Party and the Requesting Party's Representatives all information that is (A) requested by the Requesting Party or any of the Requesting Party's Representatives, (B) known (now or hereafter) to the Providing Party or any of its Subsidiaries, and (C) relevant in any manner or degree to the value, ownership, use, operation, development, or transferability of the assets of the Providing Party or any of its Subsidiaries.

          (e) A Providing Party shall furnish to the Requesting Party, promptly upon receipt or filing (as the case may be), a copy of each communication between the Providing Party and the SEC after the date hereof and each report, schedule, registration statement, or other document filed by such party with the SEC after the date hereof.

          (f) A Providing Party will (and will cause its Subsidiaries and Representatives to) fully cooperate in all respects with the Requesting Party and the Requesting Party's Representatives in connection with the Requesting Party's examinations, evaluations, and investigations described in this Section, and the Providing Party will (and will cause the Providing Party's Representatives to) fully cooperate in all respects with the Requesting Party and the Requesting Party's Representatives in connection with the Requesting Party's examinations, evaluations, and investigations described in this Section.

          (g) A Requesting Party agrees that it will not (and will cause the Requesting Party's Representatives not to) use any information obtained pursuant to this Section for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.

          (h)(i) A Requesting Party shall not, and shall not permit its Affiliates, officers, employees, directors, shareholders or representatives to, disclose to any third party (other than such parties' respective legal counsel, accountants and other advisors, all of whom shall be required to observe the provisions of this Section 4.2(h)) any information received from the Providing Party in the course of investigating, negotiating, and performing the transactions contemplated by this Agreement; provided, however, that this provision shall not be applicable to information which:
     (1) becomes generally available to the public other than as a result of a disclosure by the Requesting Party or such Requesting Party's Affiliates, officers, directors, employees, shareholders or representatives, (2) was available to the Requesting Party on a non-confidential basis prior to its disclosure to the Requesting Party by the Providing Party or its Affiliates, officers, directors, employees, shareholders or representatives, (3) becomes available to the Requesting Party on a non-confidential basis from a source other than the Providing Party or its Affiliates, officers, directors, employees, shareholders or representatives when such source is entitled, to the best of the Requesting Party's knowledge, to make the disclosure, or (4) was independently developed by the Requesting Party without reference to the information received from the Providing Party. If either party or any of their respective Affiliates, officers, directors, employees, shareholders or representatives is requested or required to disclose any information received by it or to disclose any such information which is required to be kept confidential by this Section 4.2(h), such party agrees to provide the Providing Party with prompt notice of each such request, to the extent practicable, so that the Providing Party may seek an appropriate protective order or waive compliance by the Requesting Party with the provisions of this Section 4.2(h) or both. If, absent the entry of a protective order or the receipt of a waiver under this Agreement, the Requesting Party, its Affiliates, officers, directors, employees, shareholders or representatives are, in the opinion of its counsel, legally compelled to disclose such information, the Requesting Party may disclose such information to the persons and to the extent required without liability under this Agreement, and such party agrees to exercise its reasonable commercial efforts to obtain reasonable assurances that confidential treatment will be accorded any such information so furnished.

          (ii) Midland and its Subsidiaries have taken, and after the date hereof Midland will, and Midland will cause its Subsidiaries to, take all steps reasonably necessary to safeguard and maintain the secrecy and confidentiality of any of Midland's assets that constitute confidential or proprietary information of Midland or its Subsidiaries. From and after the date hereof, Midland shall not, and Midland shall cause its Subsidiaries to not, disclose to any Person (other than Vista and such authorized representatives of Vista as Vista shall identify to Midland in writing) any confidential or proprietary information with respect to the business of Midland except (i) as otherwise required by law, or (ii) prior to the Closing Date, in the ordinary course and consistent with the past business practices of Midland and its Subsidiaries;

    provided, however, that the provisions of this Section 4.2(h) shall not prohibit Midland or Vista from including such confidential or proprietary information in the S-4 or any private placement memorandum distributed in connection with the Exchange Agreements.

          (i) Notwithstanding anything in this Section to the contrary, (A) Midland shall not be obligated under the terms of this Section to disclose to Vista or Vista's Representatives, or grant Vista or the Vista's Representatives access to, information that is within Midland's possession or control but subject to a valid and binding confidentiality agreement with a third party without first obtaining the consent of such third party, and Midland, to the extent reasonably requested by Vista, will use its reasonable best efforts to obtain any such consent; and (B) Vista shall not be obligated under the terms of this Section to disclose to Midland or Midland's Representatives, or grant Midland or Midland's Representatives access to, information that is within Vista's possession or control but subject to a valid and binding confidentiality agreement with a third party without first obtaining the consent of such third party, and Vista, to the extent reasonably requested by Midland, will use its reasonable best efforts to obtain any such consent.

     4.3 NO SOLICITATION BY MIDLAND.

          (a) From and after the date hereof, Midland will not, and will not authorize or permit any of its Representatives to, directly or indirectly, solicit or encourage (including by way of providing information) any prospective acquiror or the invitation or submission of any inquiries, proposals or offers or any other efforts or attempts that constitute, or may reasonably be expected to lead to, any Midland Acquisition Proposal (as hereinafter defined) from any person or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or facilitate any such proposal; provided, however, that, notwithstanding any other provision of this Agreement, Midland's Board of Directors may take and disclose to the shareholders of Midland a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act. Midland shall immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by Midland or any of its Representatives with respect to any Midland Acquisition Proposal existing on the date hereof. Midland will promptly notify in writing Vista of any receipt by Midland or any of its Subsidiaries of a request from a third party for information concerning Midland (or any of its Subsidiaries) and its business, properties and assets or the receipt of any Midland Acquisition Proposal, including the identity of the person or group requesting such information or making such Midland Acquisition Proposal, and the material terms and conditions of any Midland Acquisition Proposal.

          (b) As used in this Agreement, "Midland Acquisition Proposal" means any proposal or offer, other than a proposal or offer by Vista or any of its Affiliates, for, or that could be reasonably expected to lead to, a tender or exchange offer, a merger, consolidation or other business combination involving Midland or any of its Subsidiaries or any proposal to acquire in any manner a substantial equity interest in, or any substantial portion of the assets of, Midland or any of its Subsidiaries.

     4.4 NO SOLICITATION BY VISTA.

          (a) From and after the date hereof, Vista will not, and will not authorize or permit any of its Representatives to, directly or indirectly, solicit or encourage (including by way of providing information) any prospective acquiror or the invitation or submission of any inquiries, proposals or offers or any other efforts or attempts that constitute, or may reasonably be expected to lead to, any Vista Acquisition Proposal (as hereinafter defined) from any person or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or facilitate any such proposal; provided, however, that, notwithstanding any other provision of this Agreement, the General Partner may take and disclose to the limited partners of Vista a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act. Vista shall immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by Vista or any of its Representatives with respect to any Vista Acquisition Proposal existing on the date hereof. Vista will promptly notify in writing Midland of any receipt by Vista or Vista Sub of a request from a third party for information concerning Vista or Vista Sub and its business, properties and assets or the receipt of any Vista Acquisition Proposal, including the identity of the person or group requesting such information or making such Vista Acquisition Proposal, and the material terms and conditions of any Vista Acquisition Proposal.

          (b) As used in this Agreement, "Vista Acquisition Proposal" means any proposal or offer, other than a proposal or offer by Midland or any of its Affiliates, for, or that could be reasonably expected to lead to, a tender or exchange offer, a merger, consolidation or other business combination involving Vista or Vista Sub or any proposal to acquire in any manner a substantial equity interest in, or any substantial portion of the assets of, Vista or Vista Sub

     4.5 MIDLAND SHAREHOLDERS MEETING.

          (a) Midland shall call a meeting of its shareholders to be held as promptly as practicable after the date hereof for the purpose of voting upon this Agreement and the Midland Merger. Subject to the fiduciary duties of the Board of Directors of Midland, Midland will (through its Board of Directors) recommend to its shareholders approval of such matters and not rescind such recommendation and shall use its reasonable best efforts to obtain approval and adoption of this Agreement and the Midland Merger by its shareholders. Midland shall use all commercially reasonable efforts to hold such meeting as soon as practicable after the date upon which the S-4 becomes effective.

          (b) Notwithstanding clause (a) above, however, the following shall be conditions (which shall be for the benefit of both Midland and Vista) to the recommendation of the Board of Directors of Midland to the Midland shareholders, the holding of the Midland Meeting and the mailing of the Proxy Statement:

             (i) The fairness opinion described in Section 3.1(hh) shall have been confirmed in writing and shall not have been withdrawn, revoked, or modified;

             (ii) Midland shall have received an opinion (reasonably acceptable to Midland and Vista) from Arthur Andersen LLP (or such other firm as is reasonably acceptable to Midland and Vista) to the effect that (A) the Midland Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, (B) each of Newco, Midland, and Merger Sub will be a party to such reorganization within the meaning of Section 368(b) of the Code, (C) no gain or loss will be recognized by Newco, Midland, or Merger Sub as a result of the Midland Merger, and (D) no gain or loss will be recognized by a shareholder of Midland as a result of the Midland Merger with respect to the shares of Midland Common Stock converted solely into shares of Newco Common Stock, and such opinion shall not have been withdrawn, revoked, or modified;

             (iii) Vista shall have received from Grant Thornton LLP, Midland's independent auditors, a letter, dated a date within two business days before the date on which the Proxy Statement is first mailed to the shareholders of Midland, with respect to the financial statements of Midland and other financial information about Midland included (or incorporated by reference) in the Proxy Statement, such letter to be in substantially the form described in Section 5.2(c); and

             (iv) Midland shall have received from Arthur Andersen LLP, Vista's independent certified public accountants, a letter dated a date within two business days before the date on which the Proxy Statement is first mailed to the shareholders of Midland, with respect to the Financial Statements of Vista and other financial information about Vista included in the Proxy Statement, such letter to be in substantially the form described in Section 5.3(d).

     4.6 S-4 AND PROXY STATEMENT.

          (a) Vista, Newco, and Midland shall cooperate and promptly prepare the S-4, and Vista shall cause Newco to file the S-4 with the SEC as soon as practicable after the date hereof. Vista and Newco shall use their reasonable best efforts, and Midland shall cooperate fully with Vista and Newco (including furnishing all information concerning Midland and the holders of Midland Common Stock as may be reasonably requested by Vista and Newco), to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing. Newco shall use its reasonable best efforts, and Midland shall cooperate fully with Newco, to obtain all necessary state securities laws or "blue sky" permits, approvals, and registrations in connection with the issuance of Newco Common Stock pursuant to the Midland Merger.

          (b) Vista, Newco, and Midland will cause the S-4 (including the Proxy Statement), at the time it becomes effective under the Securities Act, to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act, and the rules and regulations of the SEC thereunder.

          (c) Midland hereby covenants and agrees with Vista and Newco that (i) the S-4 (at the time it becomes effective under the Securities Act and at the Effective Time) will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (provided, however, that this clause shall apply only to information contained in the S-4 that was supplied by Midland specifically for inclusion therein) and (ii) the Proxy Statement (at the time it is first mailed to shareholders of Midland, at the time of the Midland Meeting, and at the Effective Time) will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading provided, however, that this clause shall not apply to any information contained in the Proxy Statement that was supplied by Vista or Newco specifically for inclusion therein). If, at any time prior to the Effective Time, any event with respect to Midland, or with respect to other information supplied by Midland specifically for inclusion in the S-4, occurs and such event is required to be described in an amendment to the S-4, Midland shall promptly notify Vista and Newco of such occurrence and shall cooperate with Newco in the preparation and filing of such amendment. If, at any time prior to the Effective Time, any event with respect to Midland, or with respect to other information included in the Proxy Statement, occurs and such event is required to be described in a supplement to the Proxy Statement, such event shall be so described and such supplement shall be promptly prepared, filed, and disseminated.

          (d) Vista and Newco hereby covenant and agree with Midland that (i) the S-4 (at the time it becomes effective under the Securities Act and at the Effective Time) will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (provided, however, that this clause shall not apply to any information contained in the S-4 that was supplied by Midland specifically for inclusion therein) and (ii) the Proxy Statement (at the time it is first mailed to shareholders of Midland, at the time of the Midland Meeting, and at the Effective Time) will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (provided, however, that this clause shall apply only to information contained in the Proxy Statement that was supplied by Vista or

     Newco specifically for inclusion therein). If, at any time prior to the Effective Time, any event with respect to Vista or Newco, or with respect to other information included in the S-4, occurs and such event is required to be described in an amendment to the S-4, such event shall be so described and such amendment shall be promptly prepared and filed. If at any time prior to the Effective Time, any event with respect to Vista or Newco, or with respect to other information supplied by Vista or Newco specifically for inclusion in the Proxy Statement, occurs and such event is required to be described in a supplement to the Proxy Statement, Vista or Newco shall promptly notify Midland of such occurrence and shall cooperate with Midland in the preparation, filing, and dissemination of such supplement.

          (e) No amendment or supplement to the S-4 or the Proxy Statement will be filed or disseminated to the shareholders of Midland without the approval of Vista, Newco, and Midland. Newco shall advise Vista and Midland, promptly after it receives notice thereof, of the time when the S-4 has become effective under the Securities Act, the issuance of any stop order with respect to the S-4, the suspension of the qualification of the Newco Common Stock issuable in connection with the Merger and the Vista Exchange, for offering or sale in any jurisdiction, or any comments or requests for additional information by the SEC.

     4.7 STOCK EXCHANGE LISTING. Newco shall use its reasonable best efforts to cause the shares of Newco Common Stock to be issued in the Midland Merger and the Vista Exchange and upon exercise of the Midland Stock Options, Midland Warrants or Midland Common Stock Warrants to be approved for listing on the AMEX or Nasdaq, subject to official notice of issuance prior to the Closing Date.

     4.8 ADDITIONAL ARRANGEMENTS. Subject to the terms and conditions herein provided, each of Midland, Vista and Newco will take, or cause to be taken, all action and will do, or cause to be done, all things necessary, appropriate, or desirable under applicable laws and regulations or under applicable governing agreements to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable best efforts to obtain all necessary waivers, consents, and approvals and effecting all necessary registrations and filings. Each of Midland, Vista, and Newco will take, or cause to be taken, all action or will do, or cause to be done, all things necessary, appropriate, or desirable to cause the covenants and conditions applicable to the transactions contemplated hereby to be performed or satisfied as soon as practicable. In addition, if any Governmental Entity shall have issued any order, decree, ruling, or injunction or taken any other action that would have the effect of restraining, enjoining, or otherwise prohibiting or preventing the consummation of the transactions contemplated hereby, each of Midland, Vista, and Newco will use its reasonable best efforts to have such order, decree, ruling, or injunction or other action declared ineffective as soon as practicable.

     4.9 AGREEMENTS OF RULE 145 AFFILIATES. At least 30 days prior to the Effective Time, Vista shall cause to be prepared and delivered to Midland, and Midland shall cause to be prepared and delivered to Vista, a list identifying all persons who, at the time of the Midland Meeting or the Vista Exchange, as applicable, may be deemed to be "affiliates" of Midland or Vista, as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Rule 145 Affiliates"). Vista shall use its reasonable best efforts to cause each person who is identified as a Rule 145 Affiliate in such Vista list to deliver to Vista and Newco, at or prior to the Effective Time, a written agreement, in the form attached as Exhibit 4.9 hereto (the "Affiliate Agreement"). Vista and the Rule 145 Affiliates shall be relieved of this obligation under the foregoing provisions of this Section 4.9 and such written agreements if, and to the extent, such Rule 145 is amended not to require such written agreements or any of the covenants contained therein. Midland shall use its reasonable best efforts to cause each person who is identified as a Rule 145 Affiliate in such Midland list to deliver to Midland and Newco, at or prior to the Effective Time, an Affiliate Agreement. Midland and the Rule 145 Affiliates shall be relieved of this obligation under the foregoing provisions of this
Section 4.9 and such written agreements if, and to the extent, such Rule 145 is amended not to require such written agreements or any of the covenants contained therein.

     4.10 PUBLIC ANNOUNCEMENTS. Prior to the Closing, the parties hereto will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any press release or make any such public statement prior to obtaining the approval of the other parties hereto; provided, however, that such consent shall not be required where such release or announcement is required by applicable law or stock exchange rule; and provided further, however, that any of the parties hereto may respond to inquiries by the press or others regarding the transactions contemplated by this Agreement, so long as such responses are consistent with such party's previously issued press releases.

     4.11 NOTIFICATION OF CERTAIN MATTERS. Midland shall give prompt notice to Vista of (a) any representation or warranty contained in Section 3.1 being untrue or inaccurate when made, (b) the occurrence of any event or development that would cause (or could reasonably be expected to cause) any representation or warranty contained in Section 3.1 to be untrue or inaccurate on the Closing Date, or (c) any failure of Midland to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it hereunder. Vista shall give prompt notice to Midland of (i) any representation or warranty contained in Section 3.2 or 3.3 being untrue or inaccurate when made, (ii) the occurrence of any event or development that would cause (or could reasonably be expected to cause) any representation or warranty contained in Section 3.2 or to be untrue or inaccurate on the Closing Date, or (iii) any failure of Vista, Newco, or Merger Sub to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it hereunder.

     4.12 PAYMENT OF EXPENSES. Each party hereto shall pay its own fees and expenses (including fees and expenses of such parties' attorneys and accountants) incident to preparing for, entering into, and carrying out this Agreement and the consummation of the transactions contemplated hereby, whether or not the Merger and the Vista Exchange shall be consummated, except that (a) the fees and expenses (including fees and expenses of such parties' attorneys and accountants) incurred by a party terminating this Agreement as provided below in connection with this Agreement and the transactions contemplated herein (including fees and expenses incurred in connection with the preparation and filing of the S-4 with the SEC and the fees and expenses incurred in connection with the printing, mailing and distribution of the Proxy Statement) shall be reimbursed, borne and paid (i) if this Agreement is terminated by Midland pursuant to Section 6.1(d), by Vista up to $300,000, and (ii) if this Agreement is terminated by Vista pursuant to Section 6.1(c), by Midland up to $300,000 and
(b) if the Merger and the Vista Exchange are consummated all fees and expenses (including fees and expenses of such parties' attorneys and accountants) incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby shall be borne and paid by Newco. The provisions for reimbursement of fees and expenses in this Section shall be in addition to and not a limitation upon the liabilities or obligations of a party as a result of a termination pursuant to Section 6.1(c) or 6.1(d).

     4.13 INDEMNIFICATION.

          (a) From and after the Effective Time, the MM Surviving Corporation shall indemnify and hold harmless each person and shall advance expenses incurred by each person who is, has been at any time prior to the date hereof, or becomes prior to the Effective Time an officer or director of Midland or any of its Subsidiaries (collectively, the "Midland Indemnified Parties") against all losses, claims, damages, liabilities, costs or expenses (including attorney's fees), judgments, and amounts paid in settlement in connection with any claim, action, suit, proceeding, or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by him in his capacity as an officer or director of Midland or any of its Subsidiaries, which acts or omissions occurred prior to the Effective Time, to the full extent permitted by applicable law and by the Bylaws of Midland in effect prior to the Effective Time, which Bylaws make mandatory the indemnification of and advancement of expenses to all Midland Indemnified Parties to the full extent permitted by Article 2.02-1 of the TBCA. The procedures associated with such indemnification shall be the same as those associated with the Midland Indemnified Parties' indemnification from Midland or any of its respective Subsidiaries, as the case may be, immediately prior to the Effective Time (provided, however, that the determination that such indemnification is permissible under Section B of Article 2.02-1 of the TBCA shall be made by special legal counsel selected by the Board of Directors as set forth in Section F(3) of
     Article 2.02-1, such selection to be subject to the consent of a majority of the Midland Indemnified Parties in such instance, which consent may not be unreasonably withheld; and, further provided, however, that the MM Surviving Corporation shall be under no obligation to deposit trust funds pursuant to any "change-in-control" or similar provisions). Midland hereby agrees that, from and after the date hereof until the Effective Time, it will not (and it will cause each of its Subsidiaries not to) amend, modify, or otherwise alter any contractual provision under which any Midland Indemnified Party is entitled to indemnification from Midland or any of its Subsidiaries, as the case may be, at the time of the execution of this Agreement. The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, the parties hereto and each Midland Indemnified Party and their respective heirs and representatives.

          (b) From and after the Effective Time, Vista shall indemnify and hold harmless each person or entity, and shall advance expenses incurred by each person or entity who is, has been at any time prior to the date hereof, or becomes prior to the Effective Time an officer, director or partner of the General Partner, Vista or any of its Subsidiaries (collectively, the "Vista Indemnified Parties") against all losses, claims, damages, liabilities, costs or expenses (including attorney's fees), judgments, and amounts paid in settlement in connection with any claim, action, suit, proceeding, or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by such Vista Indemnified Party in his or its capacity as an officer, director, or partner of the General Partner, Vista or any of its Subsidiaries, which acts or omissions occurred prior to the Effective Time to the full extent permitted by applicable law. The procedures associated with such indemnification shall be the same as those associated with the Vista Indemnified Parties' indemnification from Vista or any of its Subsidiaries, as the case may be, immediately prior to the Effective Time (provided, however, that Vista shall be under no obligation to deposit trust funds pursuant to any "change-in-control" or similar provisions). Vista hereby agrees that, from and after the date hereof until the Effective Time, it will not (and it will cause each of its Subsidiaries not to) amend, modify, or otherwise alter any contractual provision under which any Vista Indemnified Party is entitled to indemnification from Vista or any of its Subsidiaries at the time of the execution of this Agreement. The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, the parties hereto and each Vista Indemnified Party and their respective heirs and representatives.

     4.14 INDEMNIFICATION AGREEMENTS. Contemporaneously with the Closing, Newco shall enter into indemnification agreements, substantially in the form attached hereto as Exhibit 4.14(a)(each an "Indemnification Agreement"), with each of its officers and directors and with each of the officers and directors listed on
Schedule 4.14 of the Midland Disclosure Schedule, substantially in the form attached hereto as Exhibit 4.14(b). The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, the parties hereto and each of the Persons named in this Section and their respective heirs and representatives.

     4.15 REGISTRATION OF SHARES TO BE ISSUED PURSUANT TO STOCK
OPTIONS. Promptly after the Effective Time, Newco shall file with the SEC a registration statement on Form S-8, effective as of the Effective Time, with respect to the shares of Newco Common Stock to be issued upon exercise of the Midland Stock Options. Newco shall use all reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the related prospectus) for so long as any Midland Stock Options remain outstanding. The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, the parties hereto and each holder of a Midland Stock Option and their respective heirs and representatives.

     4.16 REGISTRATION RIGHTS AGREEMENT. (a) Contemporaneously with the Closing, Newco shall enter into a Registration Rights Agreement, substantially in the form attached hereto as Exhibit 4.16(a) (the "Vista Registration Rights Agreement"), with each of the shareholders of the General Partner and each of the limited partners of Vista immediately prior to the Vista Exchange.

     (b) Contemporaneously with the Closing, Newco shall enter into a Registration Rights Agreement, substantially in the form attached hereto as
Exhibit 4.16(b) (the "Midland Registration Rights Agreement") with each holder of a Midland Exchange Stock Option.

     (c) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, the parties hereto and each of the Persons named or described in this Section and their respective heirs and representatives.

     4.17 RESIGNATIONS OF OFFICERS AND DIRECTORS OF MIDLAND. Contemporaneously with the execution and delivery of this Agreement, Midland shall obtain written resignations from each of its officers and directors under which such persons have resigned as an officer and/or director of Midland effective as of the Effective Time. Contemporaneously with the execution and delivery of this Agreement, Midland shall enter into a Termination Agreements, substantially in the forms attached hereto as Exhibits 4.17(a) and 4.17(b) (each a "Termination Agreement"), with Howard E. Ehler and Marilyn D. Wade, respectively.

     4.18 NEWCO LONG-TERM INCENTIVE PLAN. Prior to the Effective Time, but to become effective immediately after the Effective Time, Newco shall approve and adopt the Vista Energy Resources, Inc. 1998 Key Employee Stock Option Plan, substantially in the form attached hereto as Exhibit 4.18 (the "Newco Long-Term Incentive Plan").

     4.19 MIDLAND OPTION EXERCISE AGREEMENTS. Within 30 days from the date hereof, Midland shall use its reasonable best efforts to cause each of the holders of issued and outstanding Midland Stock Options (other than Midland Exchange Stock Options) to execute an Option Exercise Agreement.

     4.20 TRANSACTIONS WITH AFFILIATES. For a period of one year following the Effective Time, except for the grant of options pursuant to the terms of the Newco Long-Term Incentive Plan and the issuance of shares of Newco Common Stock underlying such options or the Newco Warrants, Newco shall not issue shares of Newco Common Stock or securities exchangeable or exercisable for or convertible into shares of Newco Common Stock to any person or entity that is an affiliate of Newco for consideration that is less than fair market value of the securities issued. For a transaction or series of related transactions involving value of less than $1,000,000, the fair market value of the Newco Common Stock or other security to be issued will be determined by the Board of Directors of Newco after taking into consideration the historical trading price of Newco Common Stock. For a transaction or series of related transactions involving value of more than $1,000,000, the fair market value of the Newco Common Stock or other security to be issued will be determined by the Board of Directors of Newco after (i) taking into consideration the historical trading price of Newco Common Stock and (ii) receipt of an opinion from a nationally recognized investment banking firm that such transaction is fair, from a financial point of view, to Newco.

                                   ARTICLE 5

                                   CONDITIONS

     5.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER AND THE VISTA EXCHANGE. The respective obligations of each party to effect the Merger and the Vista Exchange shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

          (a) SHAREHOLDER APPROVAL. The Midland Merger and this Agreement shall have been duly and validly approved and adopted by the shareholders of Midland;

          (b) FAIRNESS OPINION. The fairness opinion described in Section 3.1(hh) shall have been confirmed in writing and shall not have been withdrawn, revoked, or modified;

          (c) TAX OPINION. The tax opinion described in Section 4.5(b)(ii) shall not have been withdrawn, revoked, or modified;

          (d) EXCHANGE LISTING. The shares of Newco Common Stock issuable pursuant to the Midland Merger and the Vista Exchange and the shares of Newco Common Stock to be issued upon exercise of the Midland Stock Options and the Midland Warrants shall have been authorized for listing on the AMEX or Nasdaq, subject to official notice of issuance;

          (e) OTHER APPROVALS. All consents, approvals, permits, and authorizations required to be obtained prior to the Effective Time from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Midland, Vista, Newco, and Merger Sub shall have been made or obtained (as the case may be), except where the failure to obtain such consents, approvals, permits, and authorizations would not be reasonably likely to result in a Material Adverse Effect on Newco (assuming the Midland Merger and the Vista Exchange have taken place) or to materially adversely affect the consummation of the Midland Merger and the Vista Exchange;

          (f) SECURITIES LAW MATTERS. The S-4 shall have become effective under the Securities Act and shall be effective at the Effective Time, and no stop order suspending such effectiveness shall have been issued, no action, suit, proceeding, or investigation by the SEC to suspend such effectiveness shall have been initiated and be continuing, and all necessary approvals under state securities laws relating to the issuance or trading of the Newco Common Stock to be issued in the Midland Merger and the Vista Exchange shall have been received; and

          (g) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Midland Merger and the Vista Exchange shall be in effect; provided, however, that prior to invoking this condition, each party shall have complied fully with its obligations under Section 4.8 and, in addition, shall use all reasonable efforts to have any such decree, ruling, injunction, or order vacated, except as otherwise contemplated by this Agreement.

     5.2 CONDITIONS OF OBLIGATIONS OF VISTA, NEWCO, AND MERGER SUB. The obligations of Vista and Newco to effect the Vista Exchange are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Vista.

          (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Midland set forth in Section 3.1 shall be true and correct in all material respects (provided that any representation or warranty of Midland contained herein that is qualified by a materiality standard or a Material Adverse Effect qualification shall not be further qualified hereby) as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and Vista shall have received a certificate signed on behalf of Midland by the chief executive officer and the chief financial officer of Midland to such effect;

          (b) PERFORMANCE OF COVENANTS AND AGREEMENTS. Midland shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Vista shall have received a certificate signed on behalf of Midland by the chief executive officer and the chief financial officer of Midland to such effect;

          (c) COMFORT LETTER. Vista shall have received a letter from Grant Thornton LLP, Midland's independent auditors, of the kind contemplated by the Statement of Auditing Standards with respect to Letters to Underwriters promulgated by the American Institute of Certified Public Accountants, dated as of a date within two business days prior to the Closing Date, in form and substance reasonably satisfactory to Vista, in connection with the procedures undertaken by them with respect to the financial statements of Midland and its consolidated Subsidiaries included (or incorporated by reference) in the S-4 and the other matters contemplated by such Statement of Auditing Standards and customarily included in similar letters relating to transactions similar to the Midland Merger;

          (d) DISSENTERS' RIGHTS. The aggregate number of shares of capital stock of Midland, which are entitled to vote at the Midland Meeting and are held of record by a Person or Persons who exercise their right, if any, under the TBCA to dissent from the proposed Midland Merger, shall not exceed five percent (5%) of the total number of issued and outstanding shares of capital stock of Midland held of record as of the record date for the Midland Meeting and entitled to vote on the proposed Midland Merger at such meeting.

          (e) LEGAL OPINION. At the Closing, Vista shall have received from Law Snakard & Gambill, Midland's legal counsel, an opinion dated the Closing Date in substantially the form set forth as Exhibit 5.2(e) hereto.

          (f) NO ADVERSE CHANGE. From the date of this Agreement through the Closing, there shall not have occurred any change in the condition (financial or otherwise), operations, or business of Midland and its Subsidiaries, taken as a whole, that would have or would be reasonably likely to have a Material Adverse Effect on Midland (other than changes, including changes in commodity prices, generally prevalent affecting the oil and gas industry).

          (g) MIDLAND OPTION EXERCISE AGREEMENTS. Midland shall have received an Option Exercise Agreement executed by each of the holders of issued and outstanding Midland Stock Options who is an executive officer or director of Midland.

     5.3 CONDITIONS OF OBLIGATIONS OF MIDLAND. The obligation of Midland to effect the Midland Merger is subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Midland:

          (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Vista, Newco, and Merger Sub set forth in Sections 3.2 and
     3.3 shall be true and correct in all material respects (provided that any representation or warranty of Vista, Newco, or Merger Sub contained herein that is qualified by a materiality standard or a Material Adverse Effect qualification shall not be further qualified hereby) as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and Midland shall have received a certificate signed on behalf of Vista by the General Partner to such effect;

          (b) PERFORMANCE OF COVENANTS AND AGREEMENTS. Vista, Newco, and Merger Sub shall have performed in all material respects all covenants and agreements required to be performed by them under this Agreement at or prior to the Closing Date, and Midland shall have received a certificate signed on behalf of Vista by the General Partner to such effect;

          (c) LEGAL OPINION. At the Closing, Midland shall have received from Vinson & Elkins L.L.P., Vista's legal counsel, an opinion dated the Closing Date in substantially the form set forth as Exhibit 5.3(c) hereto.

          (d) COMFORT LETTER. Midland shall have received a letter from Arthur Andersen LLP, Vista's independent certified public accountants, of the kind contemplated by the Statement of Auditing Standards with respect to Letters to Underwriters promulgated by the American Institute of Certified Public Accountants, dated as of a date within two business days prior to the Closing Date, in form and substance reasonably satisfactory to Midland, in connection with the procedures undertaken by them with respect to the financial statements of Vista and its consolidated Subsidiaries included in the S-4 and the other matters contemplated by such Statement of Auditing Standards and customarily included in similar letters relating to transactions similar to the Midland Merger; and

          (e) NO ADVERSE CHANGE. From the date of this Agreement through the Closing, there shall not have occurred any change in the condition (financial or otherwise), operations, or business of Vista and its Subsidiaries, taken as a whole, that would have or would be reasonably likely to have a Material Adverse Effect on Vista (other than changes, including changes in commodity prices, generally prevalent affecting the oil and gas industry).

          (f) EXCHANGE AGREEMENTS. Newco shall have received an Exchange Agreement from each holder of GP Common Stock and each holder of a Partnership Interest.

                                   ARTICLE 6

                                  TERMINATION

     6.1 TERMINATION RIGHTS. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the Merger and this Agreement by the shareholders of Midland and the partners of Vista:

          (a) By mutual written consent of Vista and Midland;

          (b) By either Midland or Vista if (i) the Merger have not been consummated by October 30, 1998 (provided, however, that the right to terminate this Agreement pursuant to this clause (i) shall not be available to any party whose breach of any representation or warranty or failure to perform any covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date), (ii) any Governmental Entity shall have issued an order, decree, or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting the Merger and such order, decree, ruling, or other action shall have become final and nonappealable (provided, however, that the right to terminate this Agreement pursuant to this clause (ii) shall not be available to any party until such party has used all reasonable efforts to remove such injunction, order, or decree), or (iii) any required approval of the shareholders or partners of a party, as applicable, shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of shareholders of Midland, or at any adjournment thereof (provided, however, that Midland shall not have the right to terminate this Agreement pursuant to this clause (iii) if Vista then has the right to terminate this Agreement pursuant to subsection (e) of this Section);

          (c) By Vista if (i) there has been a breach of the representations and warranties made by Midland in Section 3.1 of this Agreement or (ii) Midland has failed to comply in any material respect with any of its covenants or agreements contained in this Agreement and such failure has not been, or cannot be, cured within a reasonable time after notice and demand for cure thereof which period in no event shall extend beyond October 30, 1998.

          (d) By Midland if (i) there has been a breach of the representations and warranties made by Vista, Newco, or Merger Sub in Sections 3.2 and 3.3 of this Agreement, (ii) Vista, Newco, or Merger Sub has failed to comply in any material respect with any of its covenants or agreements contained in this Agreement, and, in either such case, such breach or failure has not been, or cannot be, cured within a reasonable time after notice and a demand for cure thereof which period in no event shall extend beyond October 30, 1998;

          (e) By Vista if (i) the Board of Directors of Midland shall have failed to recommend adoption of the Midland Merger and this Agreement at the time the Proxy Statement is first mailed to shareholders of Midland or shall have amended or withdrawn any such recommendation and such recommendation is not reinstated in its prior form within five business days after such amendment or withdrawal or (ii) (x) the shareholders of Midland fail to duly and validly adopt the Midland Merger and this Agreement at the Midland Meeting or any adjournment thereof or (y) the Midland Meeting does not occur for any reason (other than as a result of a breach of this Agreement by Vista) prior to October 29, 1998 (and if this Agreement is terminated pursuant to this subsection, Vista shall have the right to receive from Midland, and Midland agrees to pay to Vista, an amount of cash equal to $400,000, which amount shall be inclusive of expenses as set forth in Section 4.12);

          (f) By Vista after June 22, 1998, if on such date Midland shall not have received an Option Exercise Agreement executed by each of the holders of issued and outstanding Midland Stock Options who is an executive officer of director of Midland;

          (g) By Midland after June 22, 1998, if on such date Vista shall not have received an Exchange Agreement from each holder of GP Common Stock and each holder of a Partnership Interest.

     6.2 EFFECT OF TERMINATION. If this Agreement is terminated by either Midland or Vista pursuant to the provisions of Section 6.1, this Agreement shall forthwith become void except for, and there shall be no further obligation on the part of any party hereto or its respective Affiliates, directors, officers, partners, or shareholders except pursuant to, the provisions of Sections 4.12 and 6.1(e), and Article 7; provided, however, that a termination of this Agreement shall not relieve any party hereto from any liability for damages (excluding punitive damages which each party hereby waives the right to recover hereunder) incurred as a result of a breach by such party of its representations, warranties, covenants, agreements, or other obligations hereunder occurring prior to such termination.

                                   ARTICLE 7

                                 MISCELLANEOUS

     7.1 AMENDMENT. This Agreement may be amended by the parties hereto at any time before or after approval of the Midland Merger and this Agreement by the shareholders of Midland and the Vista Exchange by the partners of Vista; provided, however, that after any such approval, no amendment shall be made that by law requires further approval by such shareholders or partners without such further approval. This Agreement may not be amended except by a written instrument signed on behalf of each of the parties hereto.

     7.2 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive performance of any of the covenants or agreements, or satisfaction of any of the conditions, contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

     7.3 NONSURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS, AND
AGREEMENTS. All representations, warranties, covenants, and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall be deemed to the extent expressly provided herein to be conditions to the Midland Merger, and none of such representations, warranties, covenants, and agreements shall survive the consummation of the Merger (except for the agreements contained in Article 2, in Sections 4.12, 4.13, 4.14, 4.15, 4.16, 4.17, 4.18 and 4.20, and in this Article.

     7.4 NOTICES. Any notice or other communication required or permitted hereunder shall be in writing and either delivered personally, by facsimile transmission, or by registered or certified mail (postage prepaid and return receipt requested) and shall be deemed given when received (or, if mailed, five business days after the date of mailing) at the following addresses or facsimile transmission numbers (or at such other address or facsimile transmission number for a party as shall be specified by like notice):

        (a) If to Vista, Newco, or Merger Sub:

          Vista Energy Resources, Inc.
          550 West Texas Avenue, Suite 700
          Midland, Texas 79701
          Attention: C. Randall Hill
          Facsimile No.: (915) 688-0589

          with a copy to:

          Vinson & Elkins L.L.P.
          3700 Trammell Crow Center
          2001 Ross Avenue
          Dallas, Texas 75201-2975
          Attention: A. Winston Oxley
          Facsimile No.: (214) 220-7716

          (b) If to Midland:

           616 FM 1960 West
           Suite 600
           Houston, Texas 77090-3027
           Attention: Wayne M. Whitaker
           Facsimile No.: (281) 587-9052

           with a copy to:

           Law, Snakard & Gambill
           500 Throckmorton, Suite 3200
           Fort Worth, Texas 76102
           Attention: Vernon E. Rew, Jr.
           Facsimile No.: (817) 332-7473

     7.5 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     7.6 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

     7.7 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement (together with the documents and instruments delivered by the parties in connection with this Agreement) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) except as provided in Section 4.13, is solely for the benefit of the parties hereto and their respective successors, legal representatives, and assigns and does not confer on any other person any rights or remedies hereunder.

     7.8 APPLICABLE LAW. This Agreement shall be governed in all respects, including validity, interpretation, and effect, by the laws of the State of Texas regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     7.9 NO REMEDY IN CERTAIN CIRCUMSTANCES. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void, or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality, and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes this Agreement impossible to perform, in which case this Agreement shall terminate pursuant to Article 6. Except as otherwise contemplated by this Agreement, to the extent that a party hereto took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent Governmental Entity, such party shall not incur any liability or obligation unless such party breached its obligations hereunder or did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

     7.10 ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the terms hereof or was otherwise breached. Accordingly, the parties hereto hereby agree that each party hereto shall be entitled to an injunction to prevent a breach of this Agreement and shall be entitled to specific performance of the terms and provisions hereof in addition to any other remedy at law or in equity.

     7.11 ASSIGNMENT. Nether this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests, and obligations hereunder to any newly-formed direct or indirect wholly-owned corporate subsidiary of Newco. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.

     7.12 WAIVERS. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereof shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provisions hereof.

     7.13 CERTAIN PROVISIONS INAPPLICABLE. The parties hereby acknowledge and represent that the Board of Directors of each corporate party hereto has approved the terms of this Agreement and the consummation of the transactions contemplated herein and that such approval is sufficient to render the provisions of Section 203 of the DGCL and Section 13.03 of the TBCA inapplicable to the transactions contemplated herein.

     7.14 TERMINATION OF LETTER OF INTENT AND CONFIDENTIALITY AGREEMENT. The parties hereby acknowledge and agree that the Letter of Intent dated January 12, 1998 between Vista and Midland and the Confidentiality Agreement dated November 18, 1997 between Vista and Midland are hereby terminated and are of no further force and effect.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF. The parties have caused this Agreement to be executed by their duly authorized representatives, effective as of the date first written above.

                                            VISTA RESOURCES PARTNERS, L.P.

                                            By: Vista Resources I, Inc., its
                                            General Partner

                                            By:
                                                --------------------------------
                                            Name: C. Randall Hill
                                            Title: Chairman of the Board and
                                                   Chief Executive Officer

                                            MIDLAND RESOURCES, INC.

                                            By:
                                                --------------------------------
                                            Name:
                                                   -----------------------------
                                            Title:
                                                   -----------------------------

                                            VISTA ENERGY RESOURCES, INC.

                                            By:
                                                --------------------------------
                                            Name:
                                                   -----------------------------
                                            Title:
                                                   -----------------------------

                                            MIDLAND ACQUISITION CO.

                                            By:
                                                --------------------------------
                                            Name:
                                                   -----------------------------
                                            Title:
                                                   -----------------------------

                      [SIGNATURE PAGE TO MERGER AGREEMENT]